Exhibit 4.10

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

Confidential

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Research Collaboration and License Agreement (this “Agreement”) is entered into as of October 26, 2015 (the “Effective Date”) by and between Ultragenyx Pharmaceutical Inc., a Delaware corporation having an address at 60 Leveroni Court, Novato, CA 94949 (“Ultragenyx”), and Arcturus Therapeutics, Inc. a Delaware corporation having an address at 10628 Science Center Drive, Suite 200, San Diego, CA 92121 (“Arcturus”). Arcturus and Ultragenyx are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

Whereas, Arcturus is a biotechnology company possessing expertise in RNA medicines;

Whereas, Ultragenyx is a biotechnology company specializing in the research, development, manufacturing and commercialization of products to treat rare and ultra-rare diseases; and

Whereas, Ultragenyx and Arcturus desire to perform a collaboration to identify and optimize mRNA products with respect to targets relevant in rare […***…] diseases, and for Arcturus to grant Ultragenyx the exclusive rights to research, develop, manufacture and commercialize such products, pursuant to the terms and conditions of the Agreement.

Now Therefore, in consideration of the premises and the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

All references to particular Exhibits, Articles or Sections shall mean the Exhibits to, and Articles and Sections of, this Agreement, unless otherwise specified. For the purposes of this Agreement and the Exhibits hereto, the following words and phrases shall have the following meanings:

1.1“Acquired Party’s IP” shall have the meaning set forth in Section 13.4.

1.2“Acquirer” shall have the meaning set forth in Section 13.4.

1.3“Affiliate” means, with respect to any Person, any other Person which controls, is controlled by or is under common control with such Person, for as long as such control exists. For purposes of this Section, “control” shall mean the direct or indirect ownership of more than fifty percent (50%) of the voting or economic interest of a Person, or the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of a Person.

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1.4“Alliance Manager” shall have the meaning set forth in Section 2.1.2.

1.5“Arcturus Indemnified Parties” shall have the meaning set forth in Section 10.1.1.

1.6“Arcturus Know-How” means any Know-How Controlled by Arcturus and/or any of its Affiliates as of the Effective Date and/or during the Term that is actually used by Arcturus or its Affiliates in its Collaborative Development activities and/or is necessary or useful for the Exploitation of any Compound and/or Product. For the avoidance of doubt, Arcturus Know-How does not include the Arcturus Patents. Subject to and to the extent as provided in Section 13.4, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s or such Third Party’s Affiliate acquisition of Arcturus in a Change of Control Transaction.

1.7“Arcturus Materials” means Materials Controlled by Arcturus and used by Arcturus, or provided by Arcturus for use in the conduct of the Collaborative Development, including Materials disclosed or claimed within the Arcturus Patents, and including progeny, expression products, mutants, replicates, derivatives and modifications of any of the foregoing.

1.8“Arcturus Patents” means all Patent Rights Controlled by Arcturus and/or any of its Affiliates as of the Effective Date and/or during the Term that (a) Cover any Compound and/or Product (but not with respect to any active ingredient other than a Compound); (b) is necessary for the Exploitation of any Compound and/or Product (but not with respect to any active ingredient other than a Compound); and/or (c) is reasonably useful for the Exploitation of any Compound and/or Product (but not with respect to any active ingredient other than a Compound) other than Arcturus Platform Technology. The Arcturus Patents existing as of the Effective Date are listed on Exhibit A. Subject to and to the extent as provided in Section 13.4, the use of “Affiliate” in this definition shall exclude any Third Party that becomes an Affiliate due to such Third Party’s or such Third Party’s Affiliate acquisition of Arcturus in a Change of Control Transaction.

1.9“Arcturus Platform Technology” means LUNAR Nanoparticle Delivery Technology and/or UNA Oligomer Chemistry.

1.10“Arcturus Technology” means Arcturus Patents, Improvements to Arcturus Platform Technology, and Arcturus Know-How.

1.11“Audited Party” shall have the meaning set forth in Section 7.14.

1.12“Auditing Party” shall have the meaning set forth in Section 7.14.

1.13“Background Technology” means Patent Rights and Know-How (a) Controlled by a Party or any of its Affiliates prior to the Effective Date or (b) Controlled by such Party or any of its Affiliates during the Term, but not generated through exercising its rights and/or performing its obligations under this Agreement.

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1.14“Budget” means, with respect to a Development Target, the budget for Collaborative Development activities to be performed by Arcturus and Ultragenyx with respect to such Development Target, as defined by the JSC and approved in accordance with Section 4.1.

1.15“Challenge” shall have the meaning set forth in Section 12.4.

1.16“Change of Control Transactions” means with respect to a Party: (l) a sale of all or substantially all of such Party’s assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving a Party in which the stockholders of such Party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of a successor entity; or (3) a person or group of persons acting in concert (other than current stockholders of such Party) acquire fifty percent (50%) or more of the voting equity securities of such Party (other than through sales by the Party of equity in a venture funding or other private or public financing transaction).

1.17“Collaboration Know-How” means any and all Know-How generated by or on behalf of a Party or the Parties jointly in performing their obligations under the Collaborative Development Plan.

1.18“Collaboration Patents” means Patent Rights that claim an invention within Collaboration Know-How.

1.19“Collaboration Technology” means the Collaboration Know-How and Collaboration Patents.

1.20“Collaborative Development” shall mean, with respect to a particular Target, any Development activities relating to such Target by or on behalf of a Party or the Parties jointly in performing their obligations in accordance with the Collaborative Development Plan.

1.21“Collaborative Development Costs” shall have the meaning set forth in Section 7.4.

1.22“Collaborative Development Plan” means, for each Development Target, the written plan executed by the Parties hereunder containing the overall strategy and timelines, and any updates thereto, for the Collaborative Development of Compounds and Products with respect to such Development Target, which includes Arcturus’ optimization of one (1) lead per Development Target (or more if the Parties otherwise agree). The Collaborative Development Plan shall include a reasonably detailed description of the schedule of work activity, the responsibility between the Parties for the work activities and an associated Budget for such activities. As the circumstances may require, the JSC may propose from time to time and approve amendments to the Collaborative Development Plan in accordance with Section 2.1.3(b).

1.23“Commercialize” means, with respect to a Product, all activities directed to (a) commercial manufacturing; (b) marketing, promoting, distributing, importing, offering for sale and/or selling such Product; and (c) post-First Commercial Sale regulatory affairs for such product. Cognates of the word “Commercialize” shall have correlative meanings.

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1.24“Commercially Reasonable Efforts” means, with respect to a Party, the reasonable, diligent, good faith efforts that a similarly situated biotechnology or pharmaceutical company would use to accomplish a similar objective under similar circumstances exercising reasonable business judgment, including with respect to the development and commercialization of a Product, the utilization of efforts and resources commensurate with the efforts and resources commonly used by such Party (or a similarly situated entity) in connection with the development or commercialization of biopharmaceutical products that are of similar status (with respect to stage of development), including, with respect to commercial potential, the proprietary position of the product, the regulatory status and approval process, the probable profitability of the applicable product, and other relevant factors such as technical, legal, scientific or medical factors.

1.25“Compound” means an mRNA or UNA Oligomer designed to express a Development Target, where such molecule has been discovered and/or optimized under the Collaborative Development Plan, and any and all derivatives of any such molecule.

1.26“Confidential Information” shall have the meaning set forth in Section 11.1.1.

1.27“Control” or “Controlled” means, with respect to Know-How or Patent Rights, that the applicable Party owns or has a license to such Know-How or Patent Right and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such Know-How or Patent Right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party and either (a) without payment of consideration to any Third Party as a result of any grant of rights to the other Party as contemplated under this Agreement or (b) pursuant to an agreement between the Parties if such payment is due.

1.28“Cover” means, with respect to a Patent Right, a Valid Claim would (absent a license thereunder or ownership thereof) be Infringed by the Exploitation of the applicable product; provided, however, that in determining whether a Valid Claim that is a claim of a pending application would be Infringed, it shall be treated as if issued in the form then currently being prosecuted. Cognates of the word “Cover” shall have correlative meanings.

1.29“Designated Executive Officers” means the Chief Executive Officer of Arcturus and the Chief Executive Officer of Ultragenyx, or their duly authorized respective designees with decision-making authority within the applicable Party with respect to the relevant matters.

1.30“Develop” means, with respect to a Compound or Target, all non-clinical and clinical activities that relate to obtaining, maintaining or expanding Regulatory Approval of a Product in accordance with this Agreement up to and including the obtaining of Regulatory Approval to Commercialize a Product, including regulatory toxicology studies, statistical analysis and report writing, clinical trial design and operations, preparing and filing Drug Approval Applications, and all regulatory affairs relating to the foregoing. Cognates of the word “Develop” shall have correlative meanings.

1.31“Development Milestone Payments” shall have the meaning set forth in Section 7.7.1.

1.32“Development Target” shall have the meaning set forth in Section 3.5.

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1.33“Development Target Exclusivity Period” shall have the meaning set forth in Section3.3.l(a).

1.34“Development Target ROFN” shall have the meaning set forth in Section 3.3.l(b).

1.35“Development Target ROFN Negotiation Period” shall have the meaning set forth in Section 3.3.l(b).

1.36“Development Target ROFN Notice” shall have the meaning set forth in Section 3.3.l(b).

1.37“Disclosing Party” shall have the meaning set forth in Section 11.1.1.

1.38“Discontinued Target” shall have the meaning set forth in Section 3.5.

1.39“Dollars” means U.S. Dollars, and”$” shall be interpreted accordingly.

1.40“EMA” means the European Medicines Agency or any successor entity thereto.

1.41“Exclusivity Extension Fee” has the meaning set forth in Section 7.3.

1.42“Expansion Option Payment” has the meaning set forth in Section 7.2.

1.43“Exploit” means to Develop, Commercialize, discover, optimize, research, make, have made, use, offer for sale, sell, import, export or otherwise exploit a product. Cognates of the word “Exploit” shall have correlative meanings.

1.44“FDA” means the United States Food and Drug Administration or any successor entity thereto.

1.45“First Commercial Sale” means, with respect to any Product in any country, the first sale on a commercial basis to a Third Party of such Product in such country after Regulatory Approval for such Product has been granted in such country.

1.46“FTE” means the equivalent of the work of one qualified employee or agent for the applicable activities dedicated to the Collaborative Development, full time, for one year (constituting 1,750 working hours). For clarity, no more than 1,750 hours per year (or equivalent pro-rata portion thereof for a period less than 12 months) may be charged for an individual contributing work factoring into any reimbursable FTE costs hereunder, regardless of how much additional work time is contributed by such individual during such period. An individual contributing work for less than 1,750 hours per year shall be deemed a fraction of an FTE on a pro-rata basis. FTE activities shall not include the work of general managers, clerical staff and/or administrative personnel.

1.47“FTE Costs” means the FTE Rate times the number of FTEs expended during the applicable financial period. The FTE Costs shall be determined based on time (as calculated in

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pro-rated FTEs) actually spent performing the applicable development activities, unless another basis is expressly specified herein or otherwise agreed in advance by the Parties in writing.

1.48“FTE Rate” means the monetary rate at which FTEs expended by Arcturus during the applicable financial reporting period will accrue toward Arcturus’s FTE Costs hereunder, which shall be $[…***…] per allocable FTE. Each such FTE Rate shall be adjusted annually, based on changes in the Consumer Price Index (as quoted by the U.S. Department of Labor, Bureau of Labor Statistics), with the first adjustment taking effect in the calendar year for 2017. Each Party acknowledges that the foregoing FTE Rate has been set to include all salary, employee benefits, routine supplies, and other expenses, including support staff and overhead for or directly allocable to an FTE.

1.49“GAAP” means United States generally accepted accounting principles applied on a consistent basis. Unless otherwise defined or stated herein, financial calculations made hereunder shall be calculated under GAAP.

1.50“Governmental Authority” means any court, agency, department, authority or other instrumentality of any national, state, county, city or other political subdivision.

1.51“Improvements to Arcturus Platform Technology” means any and all improvements to the Arcturus Platform Technology that are: (a) generally applicable to components of LUNAR Nanoparticle Delivery Technology (including new species of lipids used in such formulations and other improvements of such formulations, in each case as made and/or in-licensed by Arcturus, its Affiliates or subcontractors after the Effective Date) and/or UNA Oligomer Chemistry that are proprietary to Arcturus (including any extensions and/or additions to such chemistry that are generally applicable to RNA species incorporating UNA Oligomer Chemistry but not specific to Compounds and/or Products) (and in each case, together with all intellectual property rights therein), and (b) conceived, discovered, invented, developed, created, made or reduced to practice or tangible medium solely or jointly by or on behalf of the Parties, but excluding Product-Specific Technology.

1.52“IND” means an investigational new drug application filed with the applicable Regulatory Authority for authorization to commence clinical studies.

1.53“Infringe” or “Infringement” means any infringement as determined by Law, including direct infringement, contributory infringement or any inducement to infringe.

1.54“Initiation” means, with respect to a clinical trial, the first dosing in the first human subject in such clinical trial.

1.55“Issuing Party” shall have the meaning set forth in Section 11.3.

1.56“Joint Collaboration Know-How” means Collaboration Know-How that is conceived, discovered, invented, created, made or reduced to practice or tangible medium jointly by or on behalf of both Parties, but excluding any Product-Specific Know-How and/or Improvements to Arcturus Platform Technology.

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1.57“Joint Collaboration Patents” means any Collaboration Patents claiming Joint Collaboration Know-How.

1.58“Joint Collaboration Technology” means Joint Collaboration Patents and Joint Collaboration Know-How.

1.59“Joint Steering Committee” or “JSC” shall have the meaning set forth in Section 2.1.1.

1.60“Know-How” means techniques, technology, trade secrets, inventions (whether patentable or not), methods, processes, formulae, know-how, data and results (including pharmacological, toxicological and clinical data and results), analytical and quality control data and results, regulatory documents, and other information. Know-How does not include Patent Rights in the foregoing.

1.61“Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.

1.62“Licensed Field” means the diagnosis, prevention or treatment of human diseases.

1.63“Losses” shall have the meaning set forth in Section 10.1.1.

1.64“LUNAR Nanoparticle Delivery Technology” means Arcturus’ proprietary lipidbased formulation that contains an Arcturus’ proprietary lipid molecule.

1.65“Materials” means any tangible chemical or biological material, including any compounds, DNA, RNA, clones, vectors, cells, and any expression product, progeny, derivative or other improvement thereto, along with any tangible chemical or biological material embodying any Know-How.

1.66“Modified mRNA” means an mRNA having one or more chemically-modified structures, or monomers, or non-natural nucleotide structures, or monomers, or a structurallyaltered mRNA, but excluding any UNA Oligomer.

1.67“mRNA” means an active pharmaceutical ingredient that is a single stranded RNA molecule that conveys genetic information, specifying the amino acid sequence for a protein of therapeutic interest , including Modified mRNA.

1.68“Net Sales” means, with respect to any Product, the gross amounts invoiced for sales of such Product by Ultragenyx, its Affiliates or Sublicensee(s) (the “Selling Party”) to Third Parties (excluding any Sublicensees) (in an arms’ length transaction), less the following customary deductions to the extent actually taken, paid, accrued, allowed, included, or allocated based on good faith estimate and in compliance with Laws, in the gross sales prices with respect to such sales (and consistently applied as set forth below):

(a)non-recoverable sales taxes, excise taxes, use taxes, VAT and duties paid by the Selling Party in relation to Product(s) and any other equivalent governmental

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charges imposed upon the importation, use or sale of Product(s) (including the annual fees due under Section 9008 of the United States Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-48) (excluding taxes when assessed on income derived from sales);

(b)credits and allowances (actually allowed or paid) for defective or returned Product(s), including allowances for spoiled, damaged, outdated, rejected, returned, withdrawn or recalled Product(s);

(c)governmental and other rebates and refunds (or equivalents thereof) granted to managed health care organizations, pharmacy benefit managers (or equivalents thereof), federal, state, provincial, local and other governments, their agencies and purchasers and reimbursers or to trade customers, in each case with respect to such Product;

(d)reasonable price adjustments, allowances, credit, chargeback payments and rebates granted to and actually used by group purchasing organizations, Third Party payors, other contractees and managed care entities, in each case with respect to such Product;

(e)actual bad debt expense actually written off (but not exceeding […***…]% of Net Sales);

(f)chargebacks and retroactive price reductions actually granted to the Third Party applicable to sales of such product; and

(g)trade, cash, prompt payment and/or quantity discounts, actually allowed and taken directly by the Third Party, and mandated discounts.

All such deductions shall be allowable only to the extent they are commercially reasonable and shall be determined, on a country-by-country basis, as incurred in the ordinary course of business in type and amount consistent with the Selling Party’s business practices consistently applied across its product lines and accounting standards and verifiable based on its sales reporting system. All such discounts, allowances, credits, rebates, and other deductions shall be fairly and equitably allocated to Product and other products of the Selling Party such that Product does not bear a disproportionate portion of such deductions. Net Sales will be determined from books and records maintained in accordance with GAAP, consistently applied throughout the organization and across all products of the entity whose sales of Products are giving rise to Net Sales.

Where a Product is sold in combination with other pharmaceutical or biologics products, diagnostic products, or active ingredients (collectively, “Combination Product”) the Net Sales applicable to such transaction shall be calculated by multiplying the total Net Sales of such combined product by the fraction A/(A+B), where A is the sale price of the Product portion of such Combination Product when sold separately and B is the sale price of the other active ingredient(s) in such Combination Product when sold separately; provided, however, that if the Product portion of such Combination Product or any of the other active ingredients in such Combination Product is not then sold separately, then Net Sales for purposes of determining royalty payments shall be agreed upon by the Parties based on the relative value contributed by each component, such agreement not to be unreasonably withheld, conditioned or delayed.

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Sales of Product(s) between or among Ultragenyx and its Affiliates or Sublicensees for further resale shall be excluded from the computation of Net Sales and no payments shall be payable on such sales except where such Affiliates or Sublicensees are end users. For the avoidance of doubt, sales of a Product for use in conducting clinical trials of such Product in a country in order to obtain the Regulatory Approval of such Product in such country shall be excluded from Net Sales calculations for all purposes. Also, notwithstanding anything to the contrary above, sales or transfers of a Product at or below cost for any charitable purposes, compassionate use, named patient sales or free samples shall be excluded from Net Sales calculations.

1.69“Non-Publishing Party” shall have the meaning set forth in Section 11.4.

1.70“Opt-In Data Package” shall have the meaning set forth in Section 4.1.

1.71“Optimized Lead Designation” means the formal designation of a Compound by the JSC as an optimized lead (as such term is defined in the applicable Development Target’s Collaborative Development Plan) in accordance with the applicable Collaborative Development Plan.

1.72“Out-of-Pocket Costs” means amounts paid by Arcturus or its Affiliates: (a) for the procurement of any reagents and/or materials as permitted in the Collaborative Development Plan and in accordance with the Budget contained therein; and/or (b) to any Third Party subcontractors, for services or materials provided by such subcontractors to directly support the Collaborative Development activities under a Collaborative Development Plan, as expressly provided in the Collaborative Development Plan. For clarity, Out-of-Pocket Costs do not include payments for Arcturus’ or its Affiliates’ internal: salaries or benefits; facilities; utilities; general office, laboratory, or facility supplies; insurance; or information technology, capital expenditures or the like and Out-of-Pocket Costs expressly exclude charges accounted for under the FTE Rate.

1.73“Owned Patents” shall have the meaning set forth in Section 8.2.1

1.74“Owning Party” shall have the meaning set forth in Section 8.2.1

1.75“Patent Rights” means any provisional and non-provisional patents and patent applications, together with all additions, divisions, continuations, continuations-in-part, substitutions, and reissues claiming priority thereto, as well as any re-examinations, extensions, registrations, patent term extensions, supplemental protection certificates, renewals and the like with respect to any of the foregoing and all foreign counterparts thereof.

1.76“Preclinical Candidate Designation” or “PCC Designation” means with respect to a Product candidate, the designation of the candidate by the JSC as a preclinical candidate (as such term is defined in the applicable Development Target’s Collaborative Development Plan).

1.77“Person” means any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau or agency, any other entity or body, or an individual.

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1.78“Phase 1 Clinical Trial” means any human clinical trial of a Product conducted mainly to evaluate its safety that would satisfy the requirements of 21 C.F.R. § 312.21(a) or its non-United States equivalents.

1.79“Pivotal Trial” means a pivotal clinical trial of a product in human patients in order to establish the safety and efficacy of the Product for a particular indication, which study is prospectively designed to demonstrate with statistical significance that the Product is sufficiently safe and effective for use in the indication to support the filing of an application for approval to market such Product for such indication in any jurisdiction without the need to conduct additional clinical trials, as more fully described in US federal regulation 21 C.F.R. § 312.21(b) or 21 C.F.R. § 312.21(c) and equivalents in other jurisdictions.

1.80“Plan Completion Date” shall have the meaning set forth in Section 5.2.2.

1.81“Press Release” shall have the meaning set forth in Section 11.3.

1.82“Product” means any product that contains a Compound as an active ingredient, in all forms, presentations, formulations, methods of administration and dosage forms.

1.83“Product Infringement” shall have the meaning set forth in Section 8.5.1(a).

1.84“Product-Specific Know-How” shall have the meaning set forth in Section 8.1.2(b).

1.85“Product-Specific Patents” shall have the meaning set forth in Section 8.1.2(b).

1.86“Product-Specific Technology” shall have the meaning set forth in Section 8.1.2(b).

1.87“Publishing Party” shall have the meaning set forth in Section 11.4.

1.88“Receiving Party” shall have the meaning set forth in Section 11.1.1.

1.89“Regulatory Approval” means, with respect to any country, any and all approvals, licenses, registrations or authorizations by a Governmental Authority in a country necessary for the marketing and full commercial sale of a product in such country, including any necessary pricing and reimbursement approval.

1.90“Regulatory Authority” means any Governmental Authority or other authority responsible for granting INDs and/or Regulatory Approvals for products, including the FDA, EMA and any corresponding national or regional regulatory authorities.

1.91“Regulatory Filing” means any filing with any Regulatory Authority in a country with respect to the research, development, manufacture, distribution , pricing, reimbursement, marketing or sale of a product in such country, including any INDs and New Drug Applications.

1.92“Replacement Target” shall have the meaning set forth in Section 3.1.2.

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1.93“Reserved Target” shall have the meaning set forth in Section 3.2.1, subject to Sections 3.1.3 and 3.2.2.

1.94“Reserved Target Exclusivity Period” shall have the meaning set forth in Section 3.3.3.

1.95“Reserved Target ROFN” shall have the meaning set forth in Section 3.4.

1.96“Reserved Target ROFN Negotiation Period” shall have the meaning set forth in Section 3.4.

1.97“Reserved Target ROFN Notice” shall have the meaning set forth in Section 3.4.

1.98“Results” means Arcturus’ final results of the Collaborative Development Plan.

1.99“Reviewing Party” shall have the meaning set forth in Section 11.3.

1.100“RNA Product” means a product designed to have its therapeutic effect through a nucleic acid, which shall include any product containing an mRNA, UNA Oligomer, and any other RNA species (e.g. siRNA), and/or any product designed to knockout or otherwise modulate the expression level, properties, half-life, distribution or activity of any nucleic acid.

1.101“Royalty Term” shall have the meaning set forth in Section 7.8.3.

1.102“Statutory Exclusivity” shall have the meaning set forth in Section 7.8.3.

1.103“Sublicensee(s)” shall mean any Person other than an Affiliate of Ultragenyx to which Ultragenyx has granted a Sublicense under this Agreement.

1.104“Target” means any single protein (i.e., a protein designated by a unique NCBI reference sequence but including all of its naturally-occurring mutations and variants) that could be used as a potential treatment for a rare or ultra rare disease and that is expressed in the liver.

1.105“Term” shall have the meaning set forth in Section 12.1.

1.106“Terminated Products” shall have the meaning set forth in Section 12.5.7.

1.107“Territory” means the entire world.

1.108“Third Party” means a Person other than (a) Ultragenyx or any of its Affiliates and (b) Arcturus or any of its Affiliates.

1.109“Third Party Challenge” shall have the meaning set forth in Section 8.4.2.

1.110“Ultragenyx Expansion Notice” shall have the meaning set forth in Section 3.1.3.

1.111“Ultragenyx Expansion Option” shall have the meaning set forth in Section 3.1.3.

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1.112“Ultragenyx Indemnified Parties” shall have the meaning set forth in Section 11.1.2.

1.113“UNA Oligomer” means a molecule that incorporates UNA Oligomer Chemistry, and can express a Development Target or Reserved Target, as applicable, as part of its composition.

1.114“UNA Oligomer Chemistry” means Arcturus’ proprietary unlocked nucleomonomer agents, monomers and oligomers and UNA structures, but excluding any sequence of a Compound.

1.115“Valid Claim” means a claim of any issued and unexpired patent or patent application within the Arcturus Patents or Product-Specific Patents, as applicable, that has not been held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision can no longer be appealed or was not appealed within the time allowed; provided, however, that if a claim of a pending patent application within the Arcturus Patents or Product-Specific Patents shall not have issued within […***…] years after the earliest filing date from which such claim takes priority, such claim shall not constitute a Valid Claim for the purposes of this Agreement unless and until a Patent Right issues with such claim (from and after which time the same would be deemed a Valid Claim).

1.116“VAT’shall have the meaning set forth in Section 7.15.2.

ARTICLE 2

RESEARCH COLLABORATION

2.1	Management.

2.1.1Overview. Within […***…] days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) which shall manage the collaboration between the Parties.

2.1.2Alliance Managers. Each of Ultragenyx and Arcturus shall appoint one representative who possesses a general understanding of development, regulatory, manufacturing and commercialization matters to act as its respective alliance manager(s) for this relationship (an “Alliance Manager”). Each Party may replace its respective Alliance Manager at any time upon written notice to the other in accordance with this Agreement. Each Alliance Manager shall be charged with creating and maintaining a collaborative work environment between the Parties. Each Alliance Manager will also be responsible for:

(a)providing a primary single point of communication responsible for the flow of communication and for seeking consensus both within the respective Party’s organization and together with the other Party regarding key strategy and plan issues;

(b)ensuring awareness of the governance procedures and rules set forth herein and monitoring compliance therewith;

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(c)identifying and raising disputes to the JSC for discussion in a timely manner; and

(d)planning and coordinating internal and external communications in accordance with the terms of this Agreement.

The Alliance Managers shall have the right to attend all subcommittee meetings, as a non-voting member. Consistent with Section 2.1.3(c), each Alliance Manager may bring any matter to the attention of the JSC where such Alliance Manager reasonably believes that such matter requires attention of the JSC.

Within […***…] days after the Effective Date, each Party shall appoint and notify the other Party of the identity of their representative to act as its Alliance Manager under this Agreement.

2.1.3Joint Steering Committee.

(a)Composition. The Joint Steering Committee shall be comprised of […***…] named representatives for each Party (or such other number as the Parties may agree) in addition to each Party’s Alliance Manager (who are not members of the JSC). The JSC will be led by […***…] co-chairs, one (1) appointed by each of the Parties. Each Party may replace one or more of its representatives, in its sole discretion, effective upon written notice to the other Party of such change.

(b)Function and Powers of the JSC. The JSC shall, in accordance with the terms and conditions set forth in the Agreement:

(i)prepare and approve each Collaborative Development Plan and associated Budget for each Development Target;

(ii)prepare and approve amendments to the Collaborative Development Plan and associated Budget for each Development Target, and review progress against the goals in such plans;

(iii)oversee the implementation of the Collaborative Development Plan(s);

(iv)establish, direct and oversee any subcommittees, as appropriate;

(v)resolve disputed matters that may arise at the subcommittees;

(vi)review and discuss potential Targets for consideration as potential replacements for Reserved Targets;

(vii)review, discuss and decide if a Compound has achieved Optimized Lead Designation;

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(viii)review and discuss and decide if a Product candidate has achieved PCC Designation;

(ix)keep minutes of JSC meetings that record all decisions and all actions recommended or taken in reasonable detail.

(x)perform any and all tasks and responsibilities that are expressly attributed to the JSC under this Agreement.

(c)Frequency of Meetings. The Joint Steering Committee shall meet at least once per quarter or more or less often as otherwise agreed by the Parties, and such meetings may be conducted by telephone, videoconference or in person as determined by the cochairs; provided that no less than […***…] meetings during each calendar year shall be conducted in person. Each Party may also call for special meetings of the Joint Steering Committee with reasonable prior written notice (it being agreed that at least […***…] business days shall constitute reasonable notice) to resolve particular matters requested by such Party and within the decisionmaking responsibility of the Joint Steering Committee. Each co-chair shall ensure that its Joint Steering Committee members receive adequate notice of such meetings. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings. Drafts of the minutes shall be prepared and circulated to the members of the JSC by the Arcturus Alliance Manager within […***…] days after the meeting. Each member of the JSC may circulate comments on the draft minutes.

(d)Subcommittees. The JSC may establish and disband subcommittees as deemed necessary by the JSC. Except as expressly provided in this Agreement, no subcommittee shall have the authority to bind the Parties hereunder and each subcommittee shall report to the JSC. If a dispute arises which cannot be resolved by a subcommittee, such dispute shall be referred to the Joint Steering Committee for resolution under Section 2.1.5. Each Party shall be responsible for all of its own expenses incurred in connection with participating in all such meetings.

2.1.4Cooperation. Each Party shall provide the JSC such information as required under each of the Collaborative Development Plans, or as reasonably requested by the other Party and reasonably available, relating to the progress of the goals or performance of activities under each of the Collaborative Development Plans.

2.1.5Decisions. Other than as set forth herein, in order to make any decision required of it hereunder, the Joint Steering Committee must have present (in person, by videoconference or telephonically) at least the co-chair of each Party (or his/her designee for such meeting). Decisions of the JSC shall be by consensus, with each Party having one (1) vote. If the JSC cannot reach consensus or a dispute arises which cannot be resolved within the JSC within […***…]days, the co-chair of either Party may cause such dispute to be referred to the Designated Executive Officers for resolution within […***…] days. In the event that consensus cannot be reached with respect to a decision after a meeting of the Designated Executive Officers, then: (a) for a decision with respect to the technical application of LUNAR Nanoparticle Delivery Technology or UNA Oligomer Chemistry, the decision will be made by the Designated Executive Officer appointed by Arcturus; and (b) for all other

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decisions, including decisions with respect to Product profile and formulation, decision as to whether to utilize the LUNAR Nanoparticle Delivery Technology (or any other deliver technology) in connection with the Product, and decisions with respect to advancement of Compounds in research and development, the decision will be made by the Designated Executive Officer appointed by Ultragenyx, provided that neither Party’s Designated Executive Officer shall exercise its final decision making authority to increase in a material manner the other Party’s contractual obligations or Collaborative Development Plan commitments, including that: (A) Arcturus’s Designated Executive Officer shall not exercise such final decision making authority in a manner that would increase any Budget under any Collaborative Development Plan; and (B) Ultragenyx’s Designated Executive Officer shall not exercise such final decision making authority to approve a Collaborative Development Plan or to amend a Collaborative Development Plan in a manner that would (1) require an increase in a Budget under such Collaborative Development Plan that Ultragenyx is not required to reimburse Arcturus for, or (2) requires Arcturus to hire additional FTEs that Ultragenyx has not agreed to reimburse Arcturus for.

2.1.6Authority. The JSC and any subcommittee shall have only the powers assigned expressly to it in this Article 2 and elsewhere in this Agreement, and shall not have any power to amend, modify or waive compliance with this Agreement. In furtherance thereof, each Party shall retain the rights, powers and discretion granted to it under this Agreement and no such rights, powers or discretion shall be delegated or vested in the JSC or subcommittee unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing.

2.1.7Discontinuation of JSC. The JSC shall continue to exist until the Parties mutually agree to disband the JSC; provided, that once all Collaborative Development under the Collaborative Development Plans has been completed, the JSC shall meet only […***…] per year for discussion purposes and shall have no decision-making authority. Once all Collaborative Development under a Collaborative Development Plan has been completed for a Development Target, and Ultragenyx has exercised the option in Section 5.2 for such Development Target, Ultragenyx shall have control over the Development and Commercialization of Compounds and Products with respect to such Development Target, subject to the terms and conditions of this Agreement.

ARTICLE 3

TARGET SELECTION; EXCLUSIVITY

3.1	Development Targets.

3.1.1Development Target Selection. As of the Effective Date, Ultragenyx has elected to initiate Collaborative Development with respect to the two (2) Targets set forth on Exhibit B (each, a “Development Target”).

3.1.2Replacement of Development Targets. During the Reserved Target Exclusivity Period for any particular Reserved Target(s) (as further set forth in Section 3.2), Ultragenyx shall have the right (so long as there are no outstanding, overdue payments due to

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Arcturus under this Agreement), at […***…] to Ultragenyx …***…], to replace any of the Development Target(s) with a Reserved Target (each, a “Replacement Target”) by written notification to Arcturus. Effective upon any such notification, (a) the list of Development Targets set forth in Exhibit B shall automatically be amended by substituting the Replacement Target for the Development Target (and such substitution shall be noted in Exhibit B), and (b) the list of Reserved Targets set forth on Exhibit C shall automatically be amended by substituting the Discontinued Target for the Reserved Target (and such substitution shall be noted in Exhibit C). The Parties shall promptly generate a Collaborative Development Plan for such Replacement Target in accordance with Section 4.1.

3.1.3Ultragenyx Expansion Option. During the Reserved Target Exclusivity Period (so long as there are no outstanding, overdue payments due to Arcturus under this Agreement), on a Reserved Target-by-Reserved Target basis, Ultragenyx shall have the option to convert […***…] to an additional Development Target by providing Arcturus with written notification (such option, the “Ultragenyx Expansion Option” and such notification, the “Ultragenyx Expansion Notice” ) and concurrently making the Expansion Option Payment under Section 7.2, whereupon (a) the list of Development Targets set forth on Exhibit B shall automatically be amended by adding such Target; (b) the list of Reserved Targets set forth on Exhibit C shall be amended by deleting such Target. The Parties shall promptly generate a Collaborative Development Plan for such new Development Target in accordance with Section 4.1. For avoidance of doubt, the conversion of a Reserved Target to an additional Development Target shall not permit Ultragenyx to add an additional Reserved Target in place of such converted Reserved Target.

3.2	Reserved Targets.

3.2.1Reserved Target Selection. As of the Effective Date, the Parties have agreed to a list of eight (8) Targets for which Ultragenyx will have the exclusive right to evaluate whether it desires to initiate Collaborative Development, such list set forth on Exhibit C (each, a “Reserved Target”). The Reserved Targets were chosen based on potential relevance to the treatment of Rare […***…] Diseases. Ultragenyx shall only have the right to initiate Collaborative Development under this Agreement with respect to a particular Reserved Target by converting such Reserved Target into a Replacement Target pursuant to Section 3.1.2 or by exercising its option to designate such Reserved Target as an Expansion Target pursuant to Section 3.1.3; provided, that Ultragenyx shall have the right to conduct preliminary non-clinical research with respect to Reserved Targets and related compounds to evaluate whether it wishes to convert such Reserved target into a Development Target and, at Ultragenyx’s request and expense, Arcturus shall cooperate with Ultragenyx to conduct activities with respect to such Reserved Targets to facilitate such evaluation.

3.2.2New Targets.

(a)During the Reserved Target Exclusivity Period, Ultragenyx shall have the right to replace each Reserved Target with a proposed new Target by providing Arcturus with written notice thereof; provided that as of the time Ultragenyx provides such notification, (i) Arcturus has not already granted an option or a license to any Third Party to

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develop and/or commercialize products with respect to such Target, or otherwise has entered into an agreement with a Third Party that prevents Arcturus from accepting such Target as a Reserved Target, (ii) Arcturus has not commenced a bona fide internal research and development program directed to such Target, and (iii) such Target was not previously subject to Third Party rights or obligations to Third Parties under an agreement between Arcturus and a Third Party and returned to Arcturus, where the Target program has been advanced to demonstrate proof of concept activity in an animal model. Ultragenyx shall have the right to make no more than a total of eight (8) such replacements pursuant to this Section 3.2.2.

(b)Promptly upon the receipt of such notification and subject to the foregoing, the list of Reserved Targets set forth in Exhibit C shall automatically be amended accordingly. For the avoidance of doubt, the maximum number of Reserved Targets is eight (8).

3.3	Development Target Exclusivity.

3.3.1Arcturus Development Target Exclusivity.

(a)mRNA and UNA Oligomer Exclusivity. With respect to a particular Development Target, during the corresponding Development Target Exclusivity Period, Arcturus shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any product containing mRNA (including Modified mRNA) or UNA Oligomer with respect to such Development Target. The “Development Target Exclusivity Period” means the period beginning on the date that a Target becomes a Development Target and ending on the earlier of (i) the date that such Development Target becomes a Discontinued Target or (ii) termination of the Agreement with respect to such Development Target.

(b)Right of First Negotiation with Respect to RNA Products. On a Development Target-by-Development Target basis, during the corresponding Development Target Exclusivity Period, Arcturus hereby grants Ultragenyx an exclusive right of first negotiation to obtain an exclusive license to Exploit RNA Products other than a product described under Section 3.3.l(a) with respect to each Development Target within the Territory (each, a “Development Target ROFN”) as further described herein. Arcturus shall provide written notice to Ultragenyx promptly upon Arcturus’ decision to seek a partner for the research, development and/or commercialization of any such RNA Product with respect to a Development Target (“Development Target ROFN Notice”). Ultragenyx shall have […***…]days from its receipt of the Development Target ROFN Notice to notify Arcturus if Ultragenyx desires to exercise its Development Target ROFN with respect to such Development Target and upon such notice from Ultragenyx, Arcturus and Ultragenyx will negotiate such rights in good faith for a period of […***…] days (the “Development Target ROFN Negotiation Period”). If, at the end of the Development Target ROFN Negotiation Period, Arcturus and Ultragenyx are unable to reach agreement on such terms, or if Ultragenyx does not notify Arcturus of its interest in such Development Target during such […***…] day period, Arcturus shall be free to grant a license or enter into any other arrangement with a Third Party to Exploit such RNA Products with respect to such Development Target; provided, for clarity, that this Section 3.3.1(b) shall not relieve Arcturus of its restrictions under Section 3.3.1(a) or (c).

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(c)LUNAR Exclusivity. Within the first […***…] years after the Effective Date, Arcturus shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any product utilizing LUNAR Nanoparticle Delivery Technology with respect to a Development Target.

3.3.2Ultragenyx Development Target Exclusivity. With respect to a particular Development Target, during the corresponding Development Target Exclusivity Period, Ultragenyx shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of any product containing any mRNA or UNA Oligomer with respect to such Development Target.

3.3.3Reserved Target Exclusivity. With respect to each Reserved Target, during the Reserved Target Exclusivity Period, Arcturus shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of (a) any product containing mRNA, including Modified mRNA, or UNA Oligomer with respect to such Reserved Target, or (b) without offering Ultragenyx the right of first negotiation comparable to that described in Section 3.3.1(b), any other RNA Product or a product utilizing the LUNAR Delivery Technology with respect to such Reserved Target. The foregoing restriction shall expire on the […***…] anniversary of the Effective Date (such period for each Reserved Target, the “Reserved Target Exclusivity Period”), provided, that the Reserved Target Exclusivity Period may be extended, upon written notice to Arcturus, on a Reserved Target-by-Reserved Target basis for up to […***…] additional […***…] year period(s) by paying the Exclusivity Extension Fee pursuant to Section 7.3. For clarity, Section 3.3.1 and not this Section 3.3.3 shall apply to any Reserved Target that becomes a Development Target pursuant to Section 3.1.2 or Section 3.1.3.

3.4Reserved Target Right of First Negotiation. On a Reserved Target-by-Reserved Target basis, after the Reserved Target Exclusivity Period for such Reserved Target, Arcturus hereby grants Ultragenyx an exclusive right of first negotiation to obtain an exclusive license to Exploit RNA Products with respect to each Reserved Target within the Territory (each, a “Reserved Target ROFN”) as further described herein. For avoidance of doubt, the Reserved Target ROFN shall not apply to any Target that had been a Reserved Target and was replaced under Section 3.2.2 (New Targets). Arcturus shall provide written notice to Ultragenyx promptly upon its decision to seek a partner for the research, development and/or commercialization of any RNA Product with respect to a Reserved Target (“Reserved Target ROFN Notice”). Ultragenyx shall have a period of […***…] days from its receipt of the Reserved Target ROFN Notice to inform Arcturus if it desires to exercise its Reserved Target ROFN with respect to such Reserved Target and upon such notice from Ultragenyx, Arcturus and Ultragenyx will negotiate such rights in good faith for a period of […***…] days (the “Reserved Target ROFN Negotiation Period”). If, at the end of the Reserved Target ROFN Negotiation Period, Arcturus and Ultragenyx are unable to reach agreement on such terms, or if Ultragenyx does not notify Arcturus of its interest in such Reserved Target during such […***…] day period, Arcturus shall be free to grant a license or enter into any other arrangement with a Third Party to

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Exploit RNA Products with respect to such Reserved Target; provided, for clarity, that this Section 3.4 shall not relieve Arcturus of its restrictions under Section 3.3.3.

3.5Discontinued Targets. This Section 3.5 shall apply to (i) all Development Targets that are discontinued under Section 3.1.2 prior to Ultragenyx’s exercise of its option under Section 5.2.2 with respect to such Development Target and (ii) all Development Targets for which Ultragenyx does not exercise the option set forth in Section 5.2.1 prior to the expiration of the option period (each of such Development Targets under clause (i) or (ii) referred to herein as a “Discontinued Target”). For clarity, for any Development Target for which Ultragenyx has exercised its option under Section 5.2.2, the discontinuation of the Parties’ collaboration with respect to such Development Target under this Agreement shall be governed by Article 12 and not by this Section 3.5.

3.5.1For each Discontinued Target: (i) all licenses granted to Ultragenyx under this Agreement with respect to such Discontinued Target will terminate, (ii) Ultragenyx shall grant and hereby grants to Arcturus an exclusive, royalty-bearing (in accordance with Section 3.5.2) worldwide, perpetual (provided that Arcturus fulfills its payment obligations under Section 3.5.2, subject to breach/cure procedures comparable to that described in Section 12.2) license, with right of sublicense, under (a) all Product-Specific Technology, (b) Collaboration Technology (including Joint Collaboration Technology) and (c) other Patent Rights and Know-How that as of the date of discontinuation of the Discontinued Target had been practiced or used by Ultragenyx under this Agreement, in each case to the extent Controlled by Ultragenyx and/or its Affiliates, to Exploit Compounds and Products with respect to such Discontinued Target (“Discontinued Products”), provided that such license shall not include the right for Arcturus to Exploit any type of RNA Product other than an mRNA, including Modified mRNA, or UNA Oligomer type of RNA Product unless otherwise expressly agreed in writing by the Parties; (iii) Ultragenyx shall, within […***…] days of the applicable Development Target becoming a Discontinued Target and at Arcturus’s expense, transfer to Arcturus available data and information relating to such Discontinued Products Controlled by Ultragenyx and in Ultragenyx’s possession at such time, (iv) if mutually agreed by the Parties, Ultragenyx shall transfer to Arcturus the responsibility for the prosecution and maintenance of all Product-Specific Patents that specifically pertain to Compounds and/or Products with respect to the Discontinued Target and Arcturus shall perform such prosecution and maintenance activities in accordance with Section 8.2.2 and (v) Arcturus shall have the first right to enforce such Product-Specific Patents in a Product Infringement with respect to Compounds and/or Products with respect to the Discontinued Target in the manner similar to Ultragenyx’s enforcement rights described in Section 8.

3.5.2Arcturus shall pay Ultragenyx royalties on Net Sales of Discontinued Products, on a country-by-country basis, until the expiration of the last Valid Claim of the Product-Specific Patents or Patent Rights licensed by Ultragenyx to Arcturus under Section 3.5.1 covering such Discontinued Product in such country at the following rates depending on the stage of development for the corresponding Discontinued Target at the time of such discontinuation: (i) […***…] percent ([…***…]%) if the applicable Development Target becomes a Discontinued Target prior to the first Optimized Lead Designation for any Discontinued Product for such Discontinued Target; (ii) […***…] percent ([…***…]%) if the applicable Development Target becomes a Discontinued Target after the first Optimized Lead Designation for any

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Discontinued Product for such Discontinued Target and prior to the first PCC Designation of such Discontinued Target; and (iii) […***…] percent ([…***…]%) if the applicable Development Target becomes a Discontinued Target after the first PCC Designation of any Discontinued Product for such Discontinued Target. For the purposes of this Section 3.5.2, the definition of “Net Sales” and “First Commercial Sale” shall apply mutatis mutandis to sales of any Discontinued Product sold by Arcturus, its Affiliates or sublicensees and the definition of “Valid Claim” shall apply mutatis mutandis to claims of the Product-Specific Patents and Collaboration Patents (including Joint Collaboration Patents) and Patent Rights licensed by Ultragenyx to Arcturus under Section 3.5.1.

3.6Right of First Negotiation with Respect to Ultragenyx Pipeline Targets. The Parties acknowledge that Ultragenyx is pursuing development of pharmaceutical products with respect to those targets set forth on Exhibit F. Within the first […***…] years after the Effective Date, in the event Arcturus desires to pursue research and development work with respect to such targets, Arcturus shall first notify Ultragenyx in writing and the Parties shall discuss in good faith as to any potential collaboration with respect to such targets for a period not to exceed […***…] days unless the Parties otherwise agree.

3.7Acknowledgment. Ultragenyx acknowledges and agrees that (a) the designation of Targets is at Ultragenyx’s sole discretion (provided, for avoidance of doubt, that such Targets must meet the criteria set forth in the definition of “Targets”), and (b) Arcturus makes no representations or warranties as to whether any Target is appropriate for therapeutic intervention or whether a successful drug can be developed on the basis of Arcturus Technology.

3.8Exclusivity with Respect to Acquirers. Sections 3.3, 3.4 and 3.5 shall have no effect with respect to pre-existing or subsequently acquired or initiated programs of an Acquirer of a Party, provided that such programs are carried out independent of the activities of the Parties under this Agreement and without the reference, use or access to any Collaboration Technology or the other Party’s Confidential Information.

ARTICLE 4

COLLABORATIVE DEVELOPMENT

4.1Collaborative Development Plan. The JSC shall establish a Collaborative Development Plan with respect to each Development Target (including the allocation of activities between the Parties), as well as the corresponding Budget and timeline of activities. The Collaborative Development Plans and Budgets for the Development Targets as of the Effective Date are attached hereto as Exhibit D. The Budget for each Development Target shall include at least […***…] Dollars ($[…***…]) for Collaborative Development Costs to be incurred by Arcturus and reimbursed by Ultragenyx for the first […***…] years of the applicable Collaborative Development Plan combined. The Parties intend that the Collaborative Development Plan shall address activities prior to the first PCC Designation of the first Product candidate with respect to such Target. Each Collaborative Development Plan shall set forth the Opt-In Data Package. “Opt-In Data Package” means the data and materials to be provided by Arcturus to Ultragenyx for the purpose of enabling Ultragenyx to make an informed decision

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regarding its option, which data and materials shall be described in each Collaborative Development Plan, as may be updated from time to time by the JSC.

4.2Collaborative Development of Products. Upon approval by the JSC of the applicable Collaborative Development Plan and associated Budget, each Party shall commence and conduct Collaborative Development activities assigned to it under, and in accordance with, such Collaborative Development Plan in good scientific manner and in accordance with all applicable Laws. It is the Parties’ intent for Arcturus to be primarily responsible for identification and optimization of Compounds with respect to each Development Target for potential Product candidates in accordance with the Collaborative Development Plan, and for Ultragenyx to be primarily responsible for carrying out the in vitro and in vivo efficacy and proof-of-concept studies, including in animal disease models, with respect to each such Product candidate. For clarity, Ultragenyx shall have the right to generate modified products or derivatives incorporating the Compound identified by Arcturus under the Collaborative Development Plan, provided that (i) Ultragenyx shall promptly identify in writing all such modified products and derivatives to Arcturus and (ii) such modified products and derivatives shall be deemed as Products under this Agreement. Ultragenyx shall be solely responsible, at its discretion, for the development, manufacture and, if successful, commercialization of any and all Products after their respective PCC Designation.

4.3Budget Updates. In the event that Arcturus determines that the Budget is not likely to be sufficient to fund adequate resources to timely complete the objectives of the Collaborative Development Plan due to unforeseen events or results, the Parties shall, through the JSC, meet and discuss in good faith an update to the Budget.

4.4Subcontracting. Either Party may engage its Affiliates, or Third Party subcontractors (including contract research organizations and contract manufacturing organizations) to perform certain of its obligations under this Agreement; provided that Arcturus shall obtain the prior written consent of Ultragenyx for any such subcontractor of Arcturus to perform Collaborative Development under this Agreement, which consent shall not be unreasonably withheld, delayed or conditioned; provided further that Ultragenyx shall obtain the prior written consent of Arcturus for any such subcontractor of Ultragenyx to perform Collaborative Development under this Agreement that involves the application or modification of Arcturus Platform Technology. Any Third Party subcontractor to be engaged by a Party to perform its obligations set forth in this Agreement will meet the qualifications typically required by such Party for the performance of work similar in scope and complexity to the subcontracted activity. The activities of any of each Party’s Third Party subcontractors will be considered activities of such Party under this Agreement. Each Party will be responsible for ensuring compliance by any of its Third Party subcontractors with the terms of this Agreement, as if such Third Party(ies) are such Party hereunder.

4.5Records.

4.5.1Research Records. Each Party shall maintain, and cause its employees, subcontractors and consultants to maintain, records and laboratory notebooks of all data generated by or on behalf of such Party under each Collaborative Development Plan in sufficient detail and in a good scientific manner appropriate for (i) regulatory purposes, and

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(ii) obtaining and maintaining intellectual property rights and protections, including Patent Rights. Such records and laboratory notebooks shall be complete and accurate in all material respects and shall fully and properly reflect all work done, data and developments made, and results achieved. Laboratory notebooks shall be signed, dated and witnessed on a regular basis.

4.5.2JSC Reports. Each Party shall keep the JSC informed of the progress of its activities under each Collaborative Development Plan, including a detailed written quarterly report of its progress under each Collaborative Development Plan.

4.5.3Data Sharing. Arcturus shall, at Ultragenyx’s written request, promptly make available to Ultragenyx all topline data generated by Arcturus and its Affiliates or on their behalf under each Collaborative Development Plan, and any other data and materials described in such Collaborative Development Plan for delivery by Arcturus to Ultragenyx or as otherwise reasonably requested by Ultragenyx, including all Know-How in the Opt-In Data Package, and allow Ultragenyx to inspect and, to the extent necessary or useful for regulatory or intellectual property protection purposes, copy such records.

4.6Materials Transfer. If a Party provides Materials to the other Party for use by the other Party in performance of this Agreement, all such Materials shall be used by the receiving Party in accordance with the terms and conditions of this Agreement solely for purposes of performing this Agreement, and the receiving Party shall not transfer such Materials to any Third Party unless expressly contemplated by this Agreement (including the Collaborative Development Plan). The transferring Party may require that the transfer of the Materials be subject to a reasonable material transfer agreement consistent with the objectives of such transfer. All such Materials shall be retained and used solely to perform this Agreement, be returned to the providing Party (or destroyed as may be requested in writing) promptly following the end of the Term or earlier upon request by the providing Party.

4.7Research Efforts. Each Party shall use Commercially Reasonable Efforts to perform the Collaborative Development, including its responsibilities under the Collaborative Development Plan.

ARTICLE 5

OPTION AND LICENSE GRANTS

5.1Development License to Ultragenyx. Arcturus hereby grants to Ultragenyx a co-exclusive, royalty-free, sublicenseable (but only in accordance with Section 5.3) license under Arcturus Technology and under Collaboration Technology (including Arcturus’ interest in the Joint Collaboration Technology) to conduct Collaborative Development of Development Targets, Compounds and Products in the Licensed Field in the Territory and to evaluate whether to exercise its option under Section 5.2. This license shall be in effect only during the Reserved Target Exclusivity Term with respect to Development Targets and Reserved Targets, and shall be in effect until the expiration of the option under Section 5.2.2 with respect to Compounds and Products that are directly related to Development Targets and Reserved Targets.

5.2Development and Commercialization Option.

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5.2.1Grant of Development and Commercialization Option. On a Development Target-by-Development Target basis, Arcturus hereby grants to Ultragenyx and its Affiliates the exclusive option, exercisable at Ultragenyx’s sole discretion in accordance with Section 5.2.2, to obtain an exclusive license with respect to such Development Target as described in Section 5.2.3.

5.2.2Option Exercise. Ultragenyx shall have the right, but not the obligation, to exercise the option set forth in Section 5.2.1 on a Development Target-byDevelopment Target basis, during the period of time commencing upon the Effective Date and ending upon the earlier of (i) […***…] days following the first PCC Designation for the first Product candidate with respect to such Development Target or (ii) […***…] year after the Plan Completion Date for the applicable Collaborative Development Plan for such Development Target and Arcturus delivers to Ultragenyx the Opt-In Data Package, by notifying Arcturus and concurrently making the applicable PCC option exercise payment for such Development Target under Section 7.6, whereupon the license pursuant to Section 5.2.3 shall become effective with respect to such Development Target. “Plan Completion Date” means the date that the activities set forth in the Collaborative Development Plan (as amended, if applicable) are completed; provided, however, that the Plan Completion Date shall not extend beyond the date that is […***…] years from the initially scheduled completion date of the Collaborative Development Plan, unless Ultragenyx is funding bona fide Development activities under such Collaborative Development Plan (i.e., expending no less than […***…] Dollars ($[…***…]) under such Collaborative Development Plan (calculated to include internal and out-of-pocket expenses incurred by or on behalf of Ultragenyx and/or by or on behalf of Arcturus and reimbursed by Ultragenyx) for each […***…]-month period after such […***…] year extension); provided further that the initially scheduled completion date may be extended to the extent the Collaborative Development Plan is delayed due to any failure by Arcturus in conducting its activities under the Collaborative Development Plan where such failure has a material adverse impact on the Collaborative Development Plan.

5.2.3Development and Commercialization License. Subject to the terms and conditions of this Agreement, effective automatically upon and only in the event of Ultragenyx’s exercise of its option pursuant to Section 5.2.2, with respect to each Development Target, Arcturus hereby grants to Ultragenyx and its Affiliates an exclusive (even as to Arcturus and its Affiliates), royalty bearing, sublicenseable (but only in accordance with Section 5.3), license under Arcturus Technology and under Collaboration Technology (including Arcturus’ interest in the Joint Collaboration Technology) to Exploit the Compounds and Products (including their components) with respect to such Development Target in the Licensed Field in the Territory. For avoidance of doubt, the foregoing does not include the right for Ultragenyx to practice Arcturus Platform Technology to Exploit compounds that are not Compounds.

5.3Sublicenses. Ultragenyx and its Affiliates shall be entitled, without the prior consent of Arcturus, to grant one or more sublicenses under the licenses granted to Ultragenyx under Section 5.2.3 in full or in part to Develop and/or Commercialize the Product, by means of written agreement to one or more Third Parties (with the right to sublicense through multiple tiers), provided, however, that as a condition precedent to and requirement of any such sublicense: (a) any such permitted sublicense shall (i) be consistent with and subject to the terms

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and conditions of this Agreement, (ii) require such Sublicense to comply with all applicable terms of this Agreement, including keeping books and records and permitting audit of such books and records as required in Section 7.14; and (b) Ultragenyx will continue to be responsible for full performance of Ultragenyx’s obligations under the Agreement and will be responsible for all actions of such Sublicensee as if such Sublicensee were Ultragenyx hereunder. Ultragenyx and its Affiliates shall be entitled to grant one or more sublicenses under the license granted to Ultragenyx under Section 5.1 without the prior written consent of Arcturus, and such license shall be subject to the same terms as set forth above for sublicenses under the license granted under Section 5.2.3. Ultragenyx shall, within […***…] days of execution, provide Arcturus with a fully executed copy of each sublicense agreement, and all amendments thereto and all related side agreements, each of which may be redacted of confidential information not reasonably required for Arcturus to verify that such agreement complies with this Section 5.3. All such agreements and amendments shall be deemed Ultragenyx’s Confidential Information.

5.4Delivery of Arcturus Know-How. From time to time during the Term, Arcturus shall deliver to Ultragenyx copies or summaries of the Arcturus Know-How generated by Arcturus pursuant to the Collaborative Development that may contain patentable subject matter or is necessary or useful for the Exploitation of any Compound and/or Product.

5.5No Other Rights. Each Party acknowledges that the rights and licenses granted to it under this Article 5 and elsewhere in this Agreement are limited to the scope expressly granted. Accordingly, except for the rights expressly granted under this Agreement, no right, title, or interest of any nature whatsoever is granted whether by implication, estoppel, reliance, or otherwise, by the other Party to such Party. All rights that are not specifically granted herein are reserved to the possessing Party.

ARTICLE 6

DEVELOPMENT, REGULATORY AND COMMERCIAL MATTERS

6.1Development. Following the Effective Date and at all times during the Term (except as expressly stated otherwise herein), Ultragenyx shall be responsible for, and shall bear all costs associated with, all preclinical, non-clinical and clinical development and manufacture of Products (including Out-of-Pocket Costs of Arcturus incurred in connection with the activities assigned to Arcturus under the Collaborative Development Plan to the extent in accordance with the applicable Budget).

6.2Regulatory.

6.2.1Ultragenyx Right. Ultragenyx will be solely responsible for the preparation, submission and maintenance of all Regulatory Filings and Regulatory Approvals. Ultragenyx will own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals for Products and all such Regulatory Filings and Regulatory Approvals will be held in the name of Ultragenyx. All decisions concerning the Regulatory Approval of Products including the clinical and regulatory strategy of Products covered under this Agreement shall be within the sole discretion of Ultragenyx. Ultragenyx shall have the sole responsibility for communicating with any Regulatory Authority regarding any application for

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a Regulatory Approval or any Regulatory Approval once granted, and for filing all reports required to be filed in order to maintain any Regulatory Approvals granted for Products in the Territory.

6.2.2Cooperation. At Ultragenyx’s request and expense, Arcturus will cooperate reasonably with Ultragenyx and provide reasonable assistance to Ultragenyx in preparing, submitting and maintaining any Regulatory Filings and/or Regulatory Approvals for Products, including drafting specified sections as requested by Ultragenyx. Ultragenyx and its designees shall have a right of reference to Arcturus’s and/or its Affiliate’s drug master file(s) to extent that such reference is reasonably required in order for Ultragenyx to obtain and maintain Regulatory Approvals in any country, if any, and any other Regulatory Filings maintained by or on behalf of Arcturus anywhere in the world related to any Products. Arcturus will not interface with any Regulatory Authority with respect to any Product at any stage of development without Ultragenyx’s prior written consent.

6.3Commercialization. Ultragenyx shall be responsible for, and shall bear all costs associated with, the commercialization of Products, including the distribution, marketing and sales activities with respect to Products.

6.4Diligence. Ultragenyx shall (directly and/or through one or more Affiliates and/or Sublicensees) use Commercially Reasonable Efforts to Develop, obtain Regulatory Approvals for Commercialization of, and, Commercialize at least one (1) Product with respect to each Development Target for which Ultragenyx has exercised its option under Section 5.2. For the avoidance of doubt such Commercially Reasonable Efforts shall include efforts specifically directed to Regulatory Approvals within each of the United States, EU and Japan.

6.5Reports. On an Development Target-by- Development Target basis, until the First Commercial Sale of a Product relating to such Development Target, Ultragenyx shall submit to Arcturus annual written reports providing a status of Ultragenyx’s and its Affiliates’ and Sublicensees’ activities related to the Exploitation of such Products during the preceding […***…] months. Upon Arcturus’ written request but not to exceed once annually, Ultragenyx shall provide written summaries of its and its Affiliates’ and Sublicensees’ major marketing, promotional and sales activities and results. In performing its marketing and promotion activities in respect of Products, Ultragenyx and its Affiliates and Sublicensees shall comply with all Law concerning such promotional activities. All such reports provided under this Section 6.5 shall be deemed Ultragenyx’s Confidential Information.

ARTICLE 7

FINANCIAL TERMS

7.1Upfront Payment. As partial consideration for the rights granted to Ultragenyx by Arcturus under this Agreement, Ultragenyx will pay to Arcturus a one-time payment of Ten Million Dollars (US$10,000,000.00) within fifteen (15) days after the Effective Date.

7.2Expansion Option Payment. For […***…] Reserved Target for which Ultragenyx exercises the Ultragenyx Expansion Option under Section 3.1.3, Ultragenyx will pay to Arcturus

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a one-time payment equal to […***…] Dollars (US$[…***…]), less all Exclusivity Extension Fee(s) paid for such Reserved Target paid under Section 7.3 (each, an “Expansion Option Payment”). For clarity, exercise of Ultragenyx’s right to replace a Development Target with a Reserved Target pursuant to Section 3.1.2 shall be […***…] to Ultragenyx and […***…] pursuant to this Section 7.2.

7.3Exclusivity Extension Fee. On a Reserved Target-by-Reserved Target basis, Ultragenyx shall have the right, in its sole discretion, to extend the Reserved Target Exclusivity Period for any particular Reserved Target by up to […***…] additional […***…]year period(s) by paying to Arcturus a non-refundable payment of […***…] Dollars (US$[…***…]) for each such […***…] year period (each, an “Exclusivity Extension Fee”). All Exclusivity Extension Fees paid for a particular Reserved Target shall be fully creditable against any Expansion Option Payment due for such Reserved Target pursuant to Section 7.2.

7.4Collaborative Development Costs. Ultragenyx shall reimburse Arcturus for all FTE Costs and Out-of-Pocket Costs incurred by Arcturus in carrying out the activities assigned to it under each Collaborative Development Plan (“Collaborative Development Costs”) in accordance with the applicable Budget. Arcturus shall invoice Ultragenyx on a […***…] basis in advance for all Collaborative Development Costs forecasted by Arcturus to be incurred by Arcturus during the upcoming calendar quarter. Arcturus shall invoice Ultragenyx on a quarterly basis within […***…] days after the end of each calendar quarter for all Collaborative Development Costs actually incurred by Arcturus during such calendar quarter, minus the advance payment made by Ultragenyx for such calendar quarter. For Collaborative Development Costs paid by Ultragenyx but not incurred by Arcturus during any given calendar quarter, such payments will be credited against subsequent invoices and if no further Collaborative Development is being conducted under this Agreement by Arcturus, Arcturus shall promptly refund any such payment to Ultragenyx. Invoices shall include reasonable documentation for such Collaborative Development Costs, to the extent consistent with the amount set forth in the Budget for such activity. Ultragenyx shall pay good faith undisputed portions of each Arcturus invoice, and each other undisputed amount payable by Ultragenyx hereunder, within […***…] days of its receipt thereof. If Ultragenyx wishes to withhold a disputed amount under any invoice, it must notify Arcturus of such dispute within the original time for payment, and shall concurrently provide Arcturus with a written explanation of such dispute. Arcturus may then inform the Alliance Managers of such dispute in which case they shall work diligently and in good faith to resolve the dispute as quickly as possible. If the Alliance Managers cannot resolve the dispute, they shall refer it to the JSC. If Ultragenyx fails to make any undisputed payments when due, or if Ultragenyx withholds an amount equal to […***…] percent ([…***…]%) or more of the amount budgeted for the period subject to the disputed invoiced, then Arcturus may, upon […***…] days’ notice to Ultragenyx and without limiting Arcturus’ other rights or remedies, suspend performance of the Collaborative Development Plan.

7.5Optimized Lead Milestone. On a Development Target-by-Development Target basis, within […***…] days after the first Optimized Lead Designation for the first Product with respect to such Development Target, Ultragenyx shall pay Arcturus a one-time milestone payment of […***…] ($[…***…]).

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7.6Option Exercise Fee. For each Development Target for which Ultragenyx exercises its option under Section 5.2, within […***…] days after such option exercise, Ultragenyx shall pay Arcturus a one-time, non-refundable, non-creditable option exercise fee, in the amount of: (a) […***…] USD ($[…***…]) for each of the first […***…] Development Targets for which Ultragenyx exercises such option, if any; (b) […***…] USD ($[…***…]) for the […***…] Development Target for which Ultragenyx exercises such option, if any; (c) […***…] USD ($[…***…]) for the […***…] Development Target for which Ultragenyx exercises such option, if any; (d) […***…] USD ($[…***…]) for the […***…] through […***…] Development Target for which Ultragenyx exercises such option, if any. On a Development Target-by-Development Target basis, in the event that the Exploitation of Products with respect to such Development Target does not utilize the LUNAR Nanoparticle Delivery Technology Covered by either an Arcturus Patent and/or a Product-Specific Patent or another RNA delivery technology Covered by an Arcturus Patent, then the option exercise fee with respect to such Development Target shall be reduced by […***…] percent ([…***…]%).

7.7Development, Regulatory and Commercial Milestone Payments After Option Exercise.

7.7.1Development and Regulatory Milestones. On a Development Targetby-Development Target basis, Ultragenyx shall notify Arcturus in writing within […***…] days of the first achievement of each of the corresponding milestone events set forth below by a Product with respect to such Development Target. Following receipt of such notice, Arcturus shall invoice Ultragenyx for, and Ultragenyx shall pay to Arcturus the following one-time milestone payments (each, a “Development Milestone Payment”) within […***…] days of its receipt of such invoice:

Milestone Event	Milestone Payment
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

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For clarity, each Development Milestone Payment is payable only once per Development Target and the maximum amount payable under this Section 7.7.1 is Forty-Nine Million Dollars ($49,000,000) per Development Target.

7.7.2Commercial Milestone Payments. On a Development Target-byDevelopment Target basis, Ultragenyx shall notify Arcturus in writing within […***…] days following the end of the calendar year during which the corresponding commercial milestone events set forth below with respect to Products with respect to such Development Target is achieved. Following receipt of such notice, Arcturus shall invoice Ultragenyx for, and Ultragenyx shall pay the following one-time (per Development Target), non-refundable, noncreditable milestone payments within […***…] days of its receipt of such invoice:

Milestone Event	Milestone Payment
[…***…]	$[…***…]
[…***…]	$[…***…]
[…***…]	$[…***…]

7.7.3No Use of Arcturus Delivery Technology. On a Product-by-Product basis, in the event that the Exploitation of a Product in any given country within the Territory does not utilize the LUNAR Nanoparticle Delivery Technology Covered by either an Arcturus Patent and/or a Product-Specific Patent or another RNA delivery technology Covered by an Arcturus Patent, then the corresponding milestone payment(s) set forth in Section 7.7.1 and payable in such country with respect to such Product shall be reduced by […***…] percent ([…***…]%).

7.8Royalties.

7.8.1Royalty Rate. Ultragenyx shall pay to Arcturus with respect to all Products, royalties on Net Sales of such Products during the Royalty Term for each such Product, on a Product-by-Product and country-by-country basis. Such Net Sales for Products shall be aggregated for all Products with respect to the same Development Target in order to determine the royalty rate applicable to the corresponding incremental portion of such aggregate annual Net Sales, as set forth in the table below.

Aggregate Annual Net Sales	Royalty Rate
[…***…]	[…***…]%

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[*…***…]	[…***…]%
[…***…]	[…***…]%

7.8.2Royalty Report and Payments. On a Product-by- Product and countryby-country basis, after the First Commercial Sale of the first Product and until expiration of the last applicable Royalty Term, Ultragenyx shall prepare and deliver to Arcturus royalty reports of the sale of Products by each Selling Party for each calendar quarter within […***…] days of the end of each such calendar quarter specifying in the aggregate and on a Product-by-Product and country-by-country basis, the following information with respect to such calendar quarter: (a) total gross amounts for Products sold or otherwise disposed of by such Selling Party; (b) amounts deducted in accordance with the definition of Net Sales from gross amounts to calculate Net Sales; (c) Net Sales; and (d) royalties payable. Royalties accrued during any given calendar quarter will be payable concurrently with submission of the royalty report for such calendar quarter.

7.8.3Royalty Term. Ultragenyx’s obligation to pay royalties with respect to a particular Product in a particular country shall commence upon the First Commercial Sale of such Product in such country and shall expire on a country-by-country basis on the later of (a) the date on which the Exploitation of such Product is no longer Covered by a Valid Claim, (b) the expiration of exclusivity provided by a supplementary protection certificate, orphan drug exclusivity, pediatric drug exclusivity or any form of statutory data exclusivity to Ultragenyx, its Affiliate or Sublicensee that provides marketing exclusivity for the Product in such country (“Statutory Exclusivity”), or (c) the […***…] anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”).

7.8.4Royalty Reductions.

(a)Reduction Post Patent Expiration. On a country-by-country and Product-by-Product basis, in the event that a Selling Party’s sale of a Product is not Covered by a Valid Claim in such country but there is still Statutory Exclusivity, then the royalty rates set forth in Section 7.8.1 with respect to Net Sales for such Product in such country shall be reduced by […***…] percent ([…***…]%) of what would otherwise have been due in the absence of such reduction.

(b)Know-How Royalty. On a country-by-country and Product-by-Product basis, in the event that a Selling Party’s sale of a Product is not Covered by a Valid Claim and there is no Statutory Exclusivity for such Product in such country, then the royalty

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rates set forth in Section 7.8.1 with respect to Net Sales for such Product in such country shall be reduced by […***…] percent ([…***…]%) of what would otherwise have been due in the absence of such reduction and in the absence of the reduction set forth in Section 7.8.4(a) above.

(c)No Use of Arcturus Delivery Technology. On a Product-by-Product basis, in the event that a Selling Party’s sale of Product does not utilize the LUNAR Nanoparticle Delivery Technology Covered by any Arcturus Patent or Product-Specific Patent or another RNA delivery technology Covered by an Arcturus Patent, then the royalty rates set forth in Section 7.8.1 with respect to Net Sales for such Product in such country shall be reduced by […***…] percent ([…***…]%) of what would otherwise have been due in the absence of such reduction.

(d)Third-Party Intellectual Property. Except for intellectual property that Covers RNA delivery technology utilized by Ultragenyx in the Exploitation of a Product in lieu of the LUNAR Nanoparticle Delivery Technology, in the event that Ultragenyx obtains a license from a Third Party under intellectual property that, in Ultragenyx’s reasonable judgment, is necessary for the Exploitation of a Product, then Ultragenyx shall have the right, upon prior notice to Arcturus, on a Product-by-Product and country-by-country basis, to credit from any royalties due in respect of Net Sales of such Product […***…] percent ([…***…]%) of the royalties that Ultragenyx actually pays to such Third Party for the Exploitation of such Product in such country during a calendar quarter against royalties otherwise payable by Ultragenyx to Arcturus under Section 7.8 for such Product in such country in such calendar quarter, provided, however, that under no circumstances shall any royalty payment to Arcturus be reduced as a result of this Section 7.8.4(c) to less than […***…] percent ([…***…]%) of what would otherwise have been due in the absence of such reduction.

(e)Minimum Royalty Rate. The maximum aggregate royalty reductions with respect to any given Product as a result of this Section 7.8.4 shall not exceed […***…] percent ([…***…]%) of the corresponding royalty rate identified in Section 7.8.1.

7.9Mutual Convenience of the Parties. The royalty and other payment obligations set forth hereunder have been agreed to by the Parties for the purpose of reflecting and advancing their mutual convenience, including the ease of calculating and paying royalties and other amounts required hereunder.

7.10No Other Compensation. Neither Party will be obligated to pay any additional fees, milestone payments, royalties or other payments of any kind to the other hereunder. All payments made by Ultragenyx hereunder are nonrefundable and, unless expressly set forth otherwise, non-creditable.

7.11Method of Payment. Unless otherwise agreed by the Parties, all payments due from Ultragenyx to Arcturus under this Agreement shall be paid in U.S. Dollars in immediately available funds by wire transfer or electronic funds transfer of immediately available funds to the following accounts:

[…***…]	[…***…]

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[…***…]	[…***…]

Arcturus may change the account listed above with […***…] days written notice to Ultragenyx.

7.12Currency Conversion. In the case of sales outside the United States, payments received by a Selling Party will be expressed in the U.S. Dollar equivalent calculated on a quarterly basis in the currency of the country of sale and converted to their U.S. Dollar equivalent using the average rate of exchange over the applicable calendar quarter to which the sales relate, in accordance with GAAP and the then current standard methods of the applicable Selling Party, to the extent reasonable and consistently applied; provided, however, that if, at such time, the Selling Party does not use a rate for converting into U.S. Dollar equivalents that is maintained in accordance with GAAP, then it shall use a rate of exchange which corresponds to the rate of exchange for such currency reported in The Wall Street Journal, Internet U.S. Edition at www.wsj.com, as of the last day of the applicable reporting period (or, if unavailable on such date, the first date thereafter on which such rate is available). The relevant royalty report will identify the specific exchange rate translation methodology used for a particular country or countries.

7.13Late Payments. In the event that any undisputed payment due hereunder (and any disputed payment where it is determined that that disputed portion was payable by Ultragenyx to Arcturus) is not made when due (subject to the payment dispute resolution procedure described in Section 7.4), the payment shall accrue interest beginning on the day following the due date thereof, calculated at an annual rate equal to […***…] percent ([…***…]%) per […***…]; provided, however, that in no event shall said annual interest rate exceed the maximum rate permitted by Law. Each such payment when made shall be accompanied by all interest so accrued.

7.14Records and Audits. The Selling Party will keep complete and accurate records of the underlying revenue data relating to the calculations of Net Sales generated in the then current calendar year and during the preceding […***…] calendar years. Arcturus will keep complete and accurate records of the underlying expense data relating to any Collaborative Development Costs payable by Ultragenyx hereunder during the then current calendar year and during the preceding […***…] calendar years. Arcturus (or Ultragenyx with respect to any Collaborative Development Costs payable or incurred by Ultragenyx hereunder in accordance with the Budget) (the “Auditing Party”) will have the right, […***…] at its own expense, to have a nationally recognized, independent, certified public accounting firm, selected by it and subject to the non-Auditing Party’s prior written consent (which shall not be unreasonably withheld), review any such records of the other Party (and for Ultragenyx, including its Affiliates and Sublicensees) (the “Audited Party”) in the location(s) where such records are maintained by the Audited Party upon reasonable written notice (which shall be no less than […***…] days’

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prior written notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of the royalty payments made under Section 7.8 (or any Collaborative Development Costs paid or incurred) within the […***…] month period preceding the date of the request for review. No calendar year will be subject to audit under this Section 7.14 more than […***…]. The Audited Party will receive a copy of each such report concurrently with receipt by the Auditing Party. Should such inspection lead to the discovery of a discrepancy to the Auditing Party’s detriment, the Audited Party will, within […***…] days after receipt of such report from the accounting firm, pay any undisputed amount of the discrepancy together with interest at the rate set forth in Section 7.13. The Auditing Party will pay the full cost of the review unless the underpayment of amounts due to the Auditing Party is greater than […***…] percent ([…***…]%) of the amount due for the entire period being examined, in which case the Audited Party will pay the cost charged by such accounting firm for such review. Should the audit lead to the discovery of a discrepancy to the Audited Party’s detriment, the Audited Party may credit the amount of the discrepancy, without interest, against future payments payable to the Auditing Party under this Agreement, and if there are no such payments payable, then the Auditing Party shall pay to the Audited Party the amount of the discrepancy, without interest, within […***…] days of the Auditing Party’s receipt of the report.

7.15	Taxes.

7.15.1Withholding. In the event that any Law requires Ultragenyx to withhold taxes with respect to any payment to be made by Ultragenyx to Arcturus pursuant to this Agreement, Ultragenyx will notify Arcturus of such withholding requirement prior to making the payment to Arcturus and provide such assistance to Arcturus, including the provision of such standard documentation as may be required by a tax authority, as may be reasonably necessary in Arcturus’s efforts to claim an exemption from or reduction of such taxes. Ultragenyx will, in accordance with such Law, withhold taxes from the amount due, remit such taxes to the appropriate tax authority, and furnish Arcturus with proof of payment of such taxes within […***…] days following the payment. If taxes are paid to a tax authority, Ultragenyx shall provide reasonable assistance to Arcturus to obtain a refund of taxes withheld, or obtain a credit with respect to taxes paid.

7.15.2VAT. All payments due to Arcturus from Ultragenyx pursuant to this Agreement shall be paid exclusive of any value-added tax (“VAT”) (which, if applicable, shall be payable by Ultragenyx upon receipt of a valid VAT invoice). If Arcturus determines that it is required to report any such tax, Ultragenyx shall promptly provide Arcturus with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 7.15.2 is not intended to limit Ultragenyx’s right to deduct value-added taxes in determining Net Sales.

ARTICLE 8

INTELLECTUAL PROPERTY AND PATENT RIGHTS

8.1	Intellectual Property Ownership.

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8.1.1Background Technology. Each Party will own all right, title and interest in its Background Technology.

8.1.2Collaboration Technology.

(a)Inventions. Except as provided in Section 8.l.2(b) and Section 8.l.2(c), (i) each Party shall own all Collaboration Know-How conceived, discovered, invented, created, made or reduced to practice or tangible medium solely by employees of such Party and all correlative Collaboration Patents, and (ii) the Parties shall jointly own all Joint Collaboration Technology and Joint Collaboration Patents. Subject to the licenses granted under this Agreement, each Party shall have the right to practice and exploit Joint Collaboration Technology and Joint Collaboration Patents without the duty of accounting to or any duty to seek consent from the other Party, and upon the reasonable request of either Party, the other Party shall execute documents that evidence or confirm the requesting Party’s right to engage in such activities. This Agreement will be understood to be a joint research agreement under 35 U.S.C. 100(h) and 102(c), entered into for the performance of experimental, developmental, or research work in the field of the invention, for the purpose of researching, identifying and developing Compounds and Products under the terms set forth herein.

(b)Product-Specific Technology. Notwithstanding Section 8.l.2(a), Ultragenyx shall own all right, title and interest in and to all Collaboration Technology generated solely or jointly by the Parties that specifically relates to (i) the composition or formulation of a particular Compound or Product, or (ii) any method of using, making or administering a particular Compound or Product (the “Product-Specific Technology”). Know-How included in the Product-Specific Technology shall be deemed “Product-Specific Know-How” and Patents included in the Product-Specific Technology shall be deemed “Product-Specific Patents”. Arcturus hereby assigns to Ultragenyx all of its rights and interest in and to all Product-Specific Technology. For clarity, the ownership of Product-Specific Patents by Ultragenyx pursuant to this Section 8.l.2(b) does not alter Ultragenyx’s royalty obligations with respect to any ProductSpecific Patents as set forth in this Agreement. Ultragenyx may not license, assign, transfer or otherwise encumber any Product-Specific Patent in a manner where such action would have a material adverse effect on Arcturus’ interests with respect to such Product-Specific Patent, or would conflict with Ultragenyx’s obligations or Arcturus’ rights under this Agreement, including with respect to any future rights of Arcturus in connection with Discontinued Targets or Terminated Targets. Subject to the terms and conditions of this Agreement, Ultragenyx grants Arcturus a nonexclusive, non-sublicensable (except to subcontractors as permitted herein) royalty-free license under the Product-Specific Patents solely to perform the Collaborative Development Plan.

(c)Improvements to Arcturus Platform Technology. Notwithstanding Section 8.1.2(a) and Section 8.1.2(b), Arcturus shall own all Improvements to Arcturus Platform Technology. Ultragenyx hereby assigns and shall assign to Arcturus any and all right, title and interest in and to any Improvement to the Arcturus Platform Technology, including any Patent Rights on such Improvements to Arcturus Platform Technology. Ultragenyx shall execute, and cause its Affiliates and its and their employees, agents and Subcontractors to execute (directly or through assignment to Ultragenyx and assignment by Ultragenyx to Arcturus), assignments to Arcturus of all right, title and interest in and to any such Improvement

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to Arcturns Platform Technology and Patent Rights on such Arcturns Platform Technology. Any such Improvement to Arcturns Platform Technology and Patent Rights filed on such Arcturus Platform Technology shall be the sole and exclusive property of Arcturns and shall constitute Confidential Information of Arcturus.

8.1.3Inventorship. All determinations of inventorship under this Agreement shall follow inventorship as determined according to United States Patent Law.

8.2	Patent Prosecution.

8.2.1Ultragenyx Prosecuted Patents. Ultragenyx shall have the first right, authority and responsibility to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) and maintain the Product-Specific Patents and all other Collaboration Patents owned by Ultragenyx, including the Joint Collaboration Patents (collectively, the “Ultragenyx Prosecuted Patents”) in any jurisdiction in the Territory using counsel of its own choice, and will be solely responsible for all costs and expenses incurred by Ultragenyx in connection with such activities. Ultragenyx shall use Commercially Reasonable Efforts to prepare, file, prosecute and maintain the Ultragenyx Prosecuted Patents, and in any case shall take into account Arcturus’ interests hereunder (including payments rights under Article 7 and potential future rights of Arcturus in connection with Discontinued Targets or Terminated Targets) in making decisions with respect to such Ultragenyx Prosecuted Patents. Ultragenyx shall provide Arcturus reasonable opportunity to review and comment on its filing and prosecution efforts relating to the Ultragenyx Prosecuted Patents reasonably prior to any submissions with applicable patent authorities. Ultragenyx shall promptly provide Arcturus with a copy of material communications from any patent authority in the Territory regarding the Ultragenyx Prosecuted Patents, and shall provide drafts of any material filings or material responses to be made to such patent authorities reasonably in advance of submitting such filings or responses so that Arcturus may have an opportunity to review and comment thereon. If Ultragenyx disagrees with any of Arcturus’s comments, it shall consult with Arcturns in good faith to reach a mutually agreeable position. If Ultragenyx determines in its sole discretion to abandon, cease prosecution or not maintain any Ultragenyx Prosecuted Patents anywhere in the Territory, then Ultragenyx shall provide Arcturus written notice of such determination at least […***…] days before any deadline for taking action to avoid abandonment or other loss of rights (and shall clearly specify in such notice any pending deadlines) and shall provide Arcturus with the opportunity to prepare, file, prosecute and maintain such Ultragenyx Prosecuted Patent in the Territory at its sole cost and expense.

8.2.2Arcturus Prosecuted Patents. If Arcturus takes over the prosecution of any Product-Specific Patents in accordance with Section 3.5.1 or Section 12.5.8, then Arcturus shall have the first right, authority and responsibility to prepare, file, prosecute (including any oppositions, interferences, reissue proceedings, reexaminations and post-grant proceedings) and maintain such Product-Specific Patents (collectively, the “Arcturus Prosecuted Patents”) using counsel of its own choice, and will be solely responsible for all costs and expenses incurred by Arcturus in connection with such activities. Arcturus shall provide Ultragenyx reasonable opportunity to review and comment on its filing and prosecution efforts relating to the Arcturus Prosecuted Patents reasonably prior to any submissions with applicable patent

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authorities. Arcturus shall promptly provide Ultragenyx with a copy of material communications from any patent authority in the Territory regarding the Arcturus Prosecuted Patents, and shall provide drafts of any material filings or material responses to be made to such patent authorities reasonably in advance of submitting such filings or responses so that Arcturus may have an opportunity to review and comment thereon. If Arcturus disagrees with any of Ultragenyx’s comments, it shall consult with Ultragenyx in good faith to reach a mutually agreeable position. If Arcturus determines in its sole discretion to abandon, cease prosecution or not maintain any Arcturus Prosecuted Patent anywhere in the Territory, then Arcturus shall provide Ultragenyx written notice of such determination at least […***…] days before any deadline for taking action to avoid abandonment or other loss of rights (and shall clearly specify in such notice any pending deadlines) and shall provide Ultragenyx with the opportunity to prepare, file, prosecute and maintain such the Arcturus Prosecuted Patent in the Territory at its sole cost and expense.

8.2.3Arcturus Patents. Arcturus has the sole right, but not the obligation, to prosecute and maintain all Arcturus Patents that are not Joint Collaboration Patents, at its sole cost and expense using counsel of its choice.

8.2.4Joint Collaboration Patents. If the Parties make any Joint Collaboration Technology, the Parties shall promptly meet to discuss and determine, based on the advice of patent counsel selected by agreement of the Parties, whether to seek Joint Collaboration Patents thereon. If Ultragenyx decides to seek any Joint Collaboration Patents, Ultragenyx shall have the first right, but not the obligation, to prepare, file prosecute and maintain, at its expense, any Joint Collaboration Patents throughout the world using such jointly selected patent counsel. Ultragenyx shall provide Arcturus reasonable opportunity to review and comment on its filing and prosecution efforts relating to such Joint Collaboration Patents reasonably prior to any submissions with applicable patent authorities. Ultragenyx shall promptly provide Arcturus with a copy of material communications from any patent authority in the Territory regarding such Joint Collaboration Patents, and shall provide drafts of any material filings or material responses to be made to such patent authorities reasonably in advance of submitting such filings or responses so that Arcturus may have an opportunity to review and comment thereon. If Ultragenyx disagrees with any of Arcturus’s comments, it shall consult with Arcturus in good faith to reach a mutually agreeable position. If Ultragenyx determines in its sole discretion to abandon, cease prosecution or not maintain any such Joint Collaboration Patents anywhere in the Territory, then Ultragenyx shall provide Arcturus written notice of such determination at least […***…] days before any deadline for taking action to avoid abandonment or other loss of rights (and shall clearly specify in such notice any pending deadlines) and shall provide Arcturus with the opportunity to prepare, file, prosecute and maintain such Joint Collaboration Patent in the Territory at its sole cost and expense.

8.3Patent Term Extensions. The Parties will cooperate with each other in gaining Patent Right term extension where applicable to Products and in the case of any disagreement, Ultragenyx would have the final say as to term extension for any Patent Right claiming the composition or method of use of a Product.

8.4Defense and Settlement of Third Party Claims.

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8.4.1Notice of Third Party Infringement Claim. During the Term, each Party shall bring to the attention of the other Party all information regarding potential infringement or any claim of infringement of Third Party intellectual property rights in connection with the development, manufacture, production, use, importation, offer for sale, or sale of Products in the Territory. The Parties shall discuss such information and decide how to handle such matter. Subject to Article 10, each Party shall be solely responsible for defending any claim, suit or action brought against it alleging infringement of Third Party intellectual property rights in connection with its activities under this Agreement. This Section 8.4.1 shall not be interpreted as placing on either Party a duty of inquiry regarding Third Party intellectual property rights.

8.4.2Notice of Third Party Challenge. If a declaratory judgment action is brought naming either Party as a defendant and alleging invalidity of any of the Patent Rights contained in the Product-Specific Patents (a “Third Party Challenge” ), the Party first having notice of the Third Party Challenge shall promptly notify the other Party, and the Parties shall promptly confer to consider the claim or assertion and the appropriate course of action.

8.4.3Responsibility for Defense. With respect to a Development Target, following Ultragenyx’s exercise of its option pursuant to Section 5.2 and so long as such license has not been terminated, Ultragenyx shall have the right to defend such Third Party Challenge. To the extent the Third Party Challenge relates to the Arcturus Patents and/or Product-Specific Patents that do not Cover the Exploitation of Products, then Arcturus shall have the right to defend such Third Party Challenge.

8.4.4Settlement. Neither Party shall enter into any settlement of any Third Party Challenge that admits to the invalidity or unenforceability of any Patent Right Controlled by the other Party, and neither Party shall enter into any settlement of any Third Party Challenge that admits to the invalidity or unenforceability of any Patent Right within any Product-Specific Patent, or in either case otherwise affects the scope, validity or enforceability of such Patent Right, or incurs any financial liability on the part of any other Party or requires an admission of liability, wrongdoing or fault on the part of the other Party, in each case without such other Party’s written consent. In any event, the other Party shall reasonably assist the defending Party and cooperate in any such litigation at the defending Party’s request and expense. Additionally, if the defending Party is not the Party that Controls the Patent Right in question, then the other Party has the right to join any such action.

8.5	Infringement by Third Parties.

8.5.1Enforcement of Product-Specific Patents.

(a)Notice of Infringement. Following Ultragenyx’s exercise of its option pursuant to Section 5.2 with respect to a Development Target, if there is any infringement, threatened infringement, or alleged infringement of any Product-Specific Patent on account of a Third Party’s manufacture, use, offer for sale, or sale of a product anywhere in the Territory (in each case, a “Product Infringement’), then each Party shall promptly notify the other Party in writing of any such Product Infringement of which it becomes aware, and shall provide evidence in such Party’s possession demonstrating such Product Infringement; provided, however, that

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this Section shall not require a Party to breach any contractual obligation of confidentiality owed to any Third Party.

(b)Right to Enforce Product Infringement. Following Ultragenyx’s exercise of its option pursuant to Section 5.2 with respect to a Development Target, Ultragenyx shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly engaged in any such Product Infringement of the ProductSpecific Patent in the Territory (and to defend any related counterclaim, subject to Section 8.4.3 and Section 8.4.4), at Ultragenyx’s expense. Ultragenyx shall keep Arcturus fully informed about such suit or action and shall not knowingly take any position with respect to, or compromise or settle, any such Product Infringement in any way that is reasonably likely to adversely affect the scope, validity or enforceability of the Product-Specific Patent. Ultragenyx shall have a period of […***…] days after its receipt or delivery of notice and evidence pursuant to Section 8.5.1(a), to elect to so enforce such Product-Specific Patent in the Territory (or to settle or otherwise secure the abatement of such Product Infringement). In the event Ultragenyx does not so elect (or settle or otherwise secure the abatement of such Product Infringement), it shall so notify Arcturus in writing, or if Ultragenyx does not enforce such Product-Specific Patent in the Territory during such […***…] day period, then in either case Arcturus shall have the right to commence a suit or take action to enforce any applicable Product-Specific Patent with respect to such Product Infiingement in the Territory, at Arcturus’s expense.

(c)Cooperation. Each Party shall provide to the Party enforcing any such rights under this Section 8.5.1 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action and giving reasonable assistance and authority to control, file and prosecute the suit as necessary. The non-enforcing Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such efforts.

(d)Settlement. Without the prior written consent of the other Party, neither Party shall settle any claim, suit or action that it brought under this Section 8.5.1 that admits the invalidity or unenforceability of any Product-Specific Patent, requires abandonment or limits the scope of any such Product-Specific Patent or would limit or restrict the ability of either Party to sell Products anywhere in the Territory or admits any liability of or imposes any other restrictions or obligations on the other Party, without the written consent of such other Party.

(e)Expenses and Recoveries. A Party bringing a claim, suit or action under Section 8.5.1 against any person or entity engaged in a Product Infringement shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amount shall be distributed as follows: (x) if Ultragenyx enforces, one hundred percent (100%) to Ultragenyx, provided such amount shall be included in

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Net Sales for the purposes of determining royalties due to Arcturus pursuant to Section 7.8, and (y) if Arcturus enforces a Product Infringement, fifty percent (50%) to Arcturus and fifty percent (50%) to Ultragenyx.

8.5.2Enforcement of Ultragenyx’s Background Technology and Ultragenyx’s Collaboration Patents. Ultragenyx shall have the sole right, but not the obligation, at its own expense and discretion to bring an appropriate suit or other action against any person or entity allegedly engaged in any infringement, threatened infringement or alleged infringement of all Patent Rights within Ultragenyx’s Background Technology and all Collaboration Patents solely owned by Ultragenyx. All monetary damages recovered by Ultragenyx from such Third Party in such suit or action shall be retained by Ultragenyx.

8.5.3Enforcement of Joint Collaboration Patents. If either Party becomes aware of any infringement, threatened infringement, or alleged infringement of any Joint Collaboration Patent by any Third Party, then that Party shall promptly notify the other Party in writing regarding such infringement and shall provide evidence in such Party’s possession demonstrating such infringement. The Parties shall reasonably cooperate with each other regarding the enforcement of the Joint Collaboration Patents, and shall agree upon an allocation of recoveries received in any such enforcement action.

8.5.4Enforcement of Arcturus Patents. If the Product corresponding to a Product Infringement is not covered by a Product-Specific Patent and the Product Infringement infringes an Arcturus Patent that covers the composition or an approved use of a Product, the Parties shall meet to discuss what action, if any, to take. Arcturus shall consider any request by Ultragenyx that Arcturus commence an enforcement action against a Product Infringement with respect to such Arcturus Patent.

ARTICLE 9

REPRESENTATIONS AND WARRANTIES

9.1Mutual Warranties. As of the Effective Date, each of Ultragenyx and Arcturus represent and warrant that:

(a)it is duly organized and validly existing under the Law of the jurisdiction of its incorporation, and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

(b)it is duly authorized to execute and deliver this Agreement and to perfonn its obligations hereunder, and the individual executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; and

(c)this Agreement is legally binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by it does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material applicable Law.

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9.2Additional Arcturus Warranties. As of the Effective Date, Arcturus warrants to Ultragenyx that:

(a)Arcturus has full legal or beneficial title and ownership of, or an exclusive license to, Arcturus Patents listed on Exhibit A, and Arcturus has not granted any rights to any Third Party to such Arcturus Patents with respect to any Development Targets and/or Reserved Targets;

(b)Arcturus has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to Ultragenyx under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Ultragenyx under this Agreement;

(c)Exhibit A is a complete and accurate list of all Arcturus Patents existing as of the Effective Date;

(d)The Arcturus Patents are not subject to any liens or encumbrances. Except as expressly identified on Exhibit A, none of Arcturus Patents are in-licensed by Arcturus. No patent application or registration within Arcturus Patents is subject of any pending interference, opposition, cancellation or patent protest;

(e)Table A of Exhibit A lists all Third Party licenses and agreements pursuant to which Arcturus or its Affiliates has obtained license rights to Arcturus Patents and Arcturus Know-How, and Arcturus has shared with Ultragenyx complete and accurate copies of all such licenses and agreements;

(f)No Third Party has made any claim or allegation to Arcturus or its Affiliates in writing that a Third Party has any right or interest in or to Arcturus Patents listed on Exhibit A;

(g)To Arcturus’s knowledge, the practice of Arcturus Technology does not infringe any Third Party Patent Rights or misappropriate any proprietary rights of any Third Party;

(h)To Arcturus’s knowledge, no Third Party is infringing the Arcturus Patent Rights and no Third Party has misappropriated any Arcturus Know-How;

(i)There is no claim or litigation that has been brought or threatened by any Third Party alleging that Arcturus Patents are invalid or unenforceable; and

(j)Arcturus has not intentionally withheld any information in its control that is material to Ultragenyx’s decision to enter into this Agreement. To Arcturus’s knowledge as of the Effective Date, all information disclosed at any time prior to the Effective Date by Arcturus relating to the Arcturus Technology is true and accurate. Additionally, to Arcturus’s knowledge as of the Effective Date, Arcturus has not failed and will not fail to disclose to Ultragenyx any material information known to Arcturus and in its possession and control that would be required to be disclosed in order to make the information relating to the Arcturus Technology that have been disclosed not misleading.

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9.3Additional Covenants. Each of Ultragenyx and Arcturus covenants to the other Party the following:

(a)it will conduct, and will cause its contractors to conduct, all preclinical and clinical studies for Products, and manufacturing of such products, in accordance with (i) all U.S. Laws and the Laws of the country in which such clinical studies are conducted, and (ii) the known or published standards of the FDA and the Regulatory Authority in such country.

(b)it will not knowingly make an untrue statement of a material fact to any Regulatory Authority with respect to Products (whether in any submission to such Regulatory Authority or otherwise), and will not knowingly fail to disclose a material fact required to be disclosed to any Regulatory Authority with respect to Products;

(c)in connection with its activities hereunder, it shall comply with all applicable (i) U.S. Laws prohibiting the re-export, directly or indirectly, of certain controlled U.S.-origin items without a license to parties located in certain countries or appearing on certain U.S. Government lists of restricted parties; (ii) U.S. Laws prohibiting participation in non-U.S. boycotts that the United States does not support; and (iii) U.S. Laws prohibiting the sale of products to parties from any country subject to U.S. economic sanctions or who are identified on related U.S. Government lists of restricted parties; and

(d)its owners, directors, officers, employees, and any agent, representative, subcontractor or other Third Party acting for or on such its behalf, shall not, directly or indirectly, offer, pay, promise to pay, or authorize such offer, promise or payment, of anything of value, to any Third Party for the purposes of obtaining or retaining business through any improper advantage in connection with this Agreement, or that would otherwise violate any applicable Laws, rules and regulations concerning or relating to public or commercial bribery or corruption.

9.4Ultragenyx Warranty. Ultragenyx has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with rights granted to Arcturus under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to Arcturus under this Agreement.

9.5Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 9, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, QUALITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT, OR VALIDITY OF PATENT CLAIMS. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER PARTY THAT EITHER PARTY WILL BE SUCCESSFUL IN OBTAINING ANY PATENT RIGHTS, OR THAT ANY PATENTS WILL ISSUE BASED ON A PENDING APPLICATION. WITHOUT LIMITING THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES EXPRESSLY SET FORTH HEREIN, EACH PARTY SPECIFICALLY DISCLAIMS ANY GUARANTEE THAT THE PRODUCTS WILL BE SUCCESSFUL, IN WHOLE OR IN PART.

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ARTICLE 10

INDEMNIFICATION

10.1	Indemnity.

10.1.1By Ultragenyx. Ultragenyx will indemnify, hold harmless and defend Arcturus, its Affiliates and their respective directors, officers, employees and agents (the “Arcturus Indemnified Parties”) against any and all losses, damages, liabilities, judgments, fines, amounts paid in settlement, expenses and costs of defense (including reasonable attorneys’ fees and witness fees) (“Losses”) resulting from any claim, action or proceeding brought or initiated by a Third Party (“Third Party Claim”) against an Arcturus Indemnified Party to the extent that such Third Party Claim arises out of: (a) the gross negligence or willful misconduct of Ultragenyx or any Ultragenyx Indemnified Party in connection with its activities under this Agreement, (b) the material breach of the representations, warranties and covenants made under this Agreement by Ultragenyx, or (c) the Exploitation of any Product by or on behalf of Ultragenyx, its Affiliates, or their respective Sublicensees (including from product liability and intellectual property infringement claims); except, in each case, to the extent such Losses result from clause (a) or (b) of Section 10.1.2.

10.1.2By Arcturus. Arcturus will indemnify, hold harmless and defend Ultragenyx, its Affiliates and their respective directors, officers, employees and agents (the “Ultragenyx Indemnified Parties”) against any and all Losses resulting from any Third Party Claim against an Ultragenyx Indemnified Party to the extent that such Third Party Claim arises out of: (a) the gross negligence or willful misconduct of Arcturus or any Arcturus Indemnitee or their subcontractors in connection with its activities under this Agreement, (b) the material breach of the representations, warranties and covenants made under this Agreement by Arcturus, or (c) the Exploitation by Arcturus of Products to Discontinued Targets or Terminated Targets; except, in each case, to the extent such Losses result from clause (a) or (b) of Section 10.1.1.

10.1.3Procedure. Promptly after receipt by any of the Ultragenyx Indemnified Parties or the Arcturus Indemnified Parties (together or individually, an “Indemnified Party”) of notice of any pending or threatened Third Party Claim for which the Indemnified Party intends to seek indemnity hereunder (an “Indemnity Claim”), such Indemnified Party shall give written notice of the same to the other party (the “Indemnifying Party”) (provided, however, that any failure to promptly notify shall not excuse any obligation of the Indemnifying Party except to the extent it is actually prejudiced thereby). The Indemnifying Party shall be entitled to assume the defense thereof, with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. The Indemnifying Party shall not be liable for any damages with respect to any Indemnity Claim that is settled or compromised by the Indemnified Party without the Indemnifying Party’s prior written consent. No offer of settlement, compromise or settlement by the Indemnifying Party shall be binding on an Indemnified Party without the Indemnified Party’s prior written consent, unless such settlement or compromise (a) fully releases the Indemnified Party without any liability, loss, cost or obligation, and (b) admits no liability, wrongdoing or other admission against interest on the part of the Indemnified Party. In any such proceeding, the Indemnified Party shall have

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the right to retain its own counsel at its own cost and expense. In the event that the Parties cannot agree as to the application of Sections 10.1.1 and 10.1.2 to any Loss or Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. In such case, each Party further reserves the right to claim indemnity from the other in accordance with Sections 10.1.1 and 10.1.2 upon resolution of such underlying Third Party Claim.

10.2LIMITATION OF DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE HEREUNDER TO THE OTHER PARTY FOR ANY PUNITIVE, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST REVENUE, LOST PROFITS, OR LOST SAVINGS) HOWEVER CAUSED AND UNDER ANY THEORY, EVEN IF IT HAS NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. THE LIMITATIONS SET FORTH IN THIS SECTION 10.2 SHALL NOT APPLY WITH RESPECT TO (A) ANY BREACH OF ARTICLE 11 OR (B) THE INTENTIONAL MISCONDUCT OR GROSS NEGLIGENCE OF A PARTY. NOTHING IN THIS SECTION 10.2 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF A PARTY UNDER THIS ARTICLE 10 WITH RESPECT TO ANY DAMAGES PAID BY THE OTHER PARTY TO A THIRD PARTY IN CONNECTION WITH A THIRD PARTY CLAIM.

10.3Insurance. Each of the Parties will, at their own respective expense (and not subject to cost sharing hereunder) procure and maintain during the Term, insurance policies adequate to cover their obligations hereunder and consistent with the normal business practices of prudent biopharmaceutical companies of similar size and scope (or reasonable self-insurance sufficient to provide materially the same level and type of protection). Such insurance will not create a limit to either Party’s liability hereunder. Each Party shall provide the other with written notice at least […***…] days prior to the cancellation, non-renewal or material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

ARTICLE 11

CONFIDENTIALITY

11.1	Confidential Information.

11.1.1Confidential Information. Each Party (“ Disclosing Party”) may disclose to the other Party (“Receiving Party”), and Receiving Party may acquire during the course and conduct of activities under this Agreement, certain proprietary or confidential information of Disclosing Party in connection with this Agreement. The term “Confidential Information” will mean all ideas and information of any kind, whether in written, oral, graphical, machine-readable or other form, whether or not marked as confidential or proprietary, which are transferred, disclosed or made available by Disclosing Party or at the request of Receiving Party, including any of the foregoing of Third Parties. All Know-How and Patents Controlled by a Party shall be deemed such Party’s Confidential Information, and all Arcturus Materials shall be deemed Arcturus’ Confidential Information. Disclosure of Confidential Information under this Agreement, including the transfer of material between the

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Parties or the sublicensees and contractors, shall be a private disclosure and not a commercial sale of the material.

11.1.2Restrictions. During the Term and for […***…] years thereafter, Receiving Party will keep all Disclosing Party’s Confidential Information in confidence with the same degree of care with which Receiving Party holds its own confidential information (but in no event less than a commercially reasonable degree of care). Receiving Party will not use Disclosing Party’s Confidential Information except for in connection with the performance of its obligations and exercise of its rights under this Agreement. Receiving Party has the right to disclose Disclosing Party’s Confidential Information without Disclosing Party’s prior written consent, to the extent and only to the extent reasonably necessary, to Receiving Party’s Affiliates and its and their employees, subcontractors, consultants or agents who have a need to know such Confidential Information in order to perform its obligations and exercise its rights under this Agreement and who are required to comply with the restrictions on use and disclosure in this Section 11.1.2. Receiving Party will use diligent efforts to cause those entities and persons to comply with the restrictions on use and disclosure in this Section 11.1.2. Receiving Party assumes responsibility for those entities and persons maintaining Disclosing Party’s Confidential Information in confidence and using same only for the purposes described herein.

11.1.3Exceptions. Receiving Party’s obligation of nondisclosure and the limitations upon the right to use the Disclosing Party’s Confidential Information will not apply to the extent that Receiving Party can demonstrate that the Disclosing Party’s Confidential Information: (a) was known to Receiving Party or any of its Affiliates prior to the time of disclosure; (b) is or becomes public knowledge through no wrongful act of Receiving Party or any of its Affiliates; (c) is obtained by Receiving Party or any of its Affiliates from a Third Party under no obligation of confidentiality to Disclosing Party; or (d) has been independently developed by employees, subcontractors, consultants or agents of Receiving Party or any of its Affiliates without the use of Disclosing Party’s Confidential Information, as evidenced by contemporaneous written records.

11.1.4Permitted Disclosures. Receiving Party may disclose Disclosing Party’s Confidential Information to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances:

(a)in order to comply with applicable Law (including any securities law or regulation or the rules of a securities exchange) or with a legal or administrative proceeding;

(b)in connection with prosecuting or defending litigation, Regulatory Approvals and other regulatory filings and communications, and filing, prosecuting and enforcing Patent Rights in connection with Receiving Party’s rights and obligations pursuant to this Agreement; and

(c)in connection with exercising its rights hereunder, to its Affiliates; potential and future collaborators, licensees or sublicensees and vendors; potential and permitted acquirers or assignees; and potential investment bankers, investors and lenders;

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provided, however, that (1) with respect to Sections 11.1.4(a) or 11.l.4(b), where reasonably possible, Receiving Party will notify Disclosing Party of Receiving Party’s intent to make any disclosure pursuant thereto sufficiently prior to making such disclosure so as to allow Disclosing Party adequate time to take whatever action it may deem appropriate to protect the confidentiality of the information to be disclosed, and (2) with respect to Section 11.1.4(c), each of those named people and entities are required to comply with the restrictions on use and disclosure in Section 11.1.2 (other than investment bankers, investors and lenders, which must be bound prior to disclosure by commercially reasonable obligations of confidentiality).

11.2Disclosure of Terms of Agreement. Neither Party may disclose the terms of this Agreement except (a) in confidence to its legal and financial advisors to the extent such disclosure is reasonably necessary in connection with such Party’s activities in connection with this Agreement, (b) to any bona fide potential or actual investor, acquirer, merger partner, licensee, or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, license, acquisition or other business relationship; provided that in each case, the disclosees are bound by written obligations of confidentiality; or (c) to the extent required pursuant to applicable securities laws or regulations, including those of the Securities and Exchange Commission, provided that the Party filing this Agreement shall seek confidential treatment for the terms of the Agreement to the extent permitted by laws and regulations as determined by the filing Party.

11.3	Press Releases.

11.3.1In the event either Party (the “Issuing Party”) desires to issue a press release or other public statement disclosing information relating to this Agreement or the transactions contemplated hereby or the terms hereof, the Issuing Party will provide the other Party (the “Reviewing Party”) with a copy of the proposed press release or public statement (the “Press Release”). The Issuing Party will specify with each such Press Release, taking into account the urgency of the matter being disclosed, a reasonable period of time within which the Receiving Party may provide any comments on such Press Release (but in no event less than five (5) business days). If the Receiving Party provides any comments, the Parties will consult on such Press Release and work in good faith to prepare a mutually acceptable Press Release. Either Party may subsequently publicly disclose any information previously contained in any Press Release. This Section shall not limit Ultragenyx, in its sole discretion, from making disclosures relating to the development or commercialization of a Product, including the results of research and any clinical trial conducted by Ultragenyx or any health or safety matter related to a Product.

11.3.2The Parties hereby agree that a joint press release or separate press releases shall be issued within ten (10) days of the signing of this Agreement that announce(s) this Agreement, with content to be mutually agreed upon by the Parties in good faith.

11.4Publications. Arcturus will have the sole right to publish and make scientific presentations with respect to Arcturus Technology, and to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 11.2) and make other public disclosures regarding any such Arcturus Technology, and Ultragenyx will not do any of the foregoing without Arcturus’s prior written consent, except as required by Law; provided,

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however, that any publication or presentation to be made by Arcturus that names Ultragenyx or discloses any Compound and/or Product (or any information specific to such Compound or Product) will require the prior consent of Ultragenyx, not to be unreasonably withheld. Ultragenyx will have the sole right to publish and make scientific presentations with respect to Products (but not specifically referencing or discussing Arcturus Technology), and to issue press releases (except with respect to the terms of this Agreement, which is governed by Section 11.2) or make other public disclosures regarding any such Products, and Arcturus will not do any of the foregoing without Ultragenyx’s prior written consent, except as required by Law. The Party that is entitled hereunder to make a publication or presentation (the “Publishing Party”) will deliver to the other Party (the “Non-Publishing Party”) a copy of any proposed written publication or outline of presentation to be made by the Publishing Party in advance of submission for publication or presentation at least […***…] days in advance of submission (or, where a copy of such publication or presentation is not available at such time, a draft or outline of such publication or a description of such presentation), and the Non-Publishing Party will have the right, upon notice to the Publishing Party to: (i) require a delay in submission of not more than […***…] days to enable patent applications protecting any product; and (ii) prohibit disclosure of any of its Confidential Information in any such proposed publication or presentation. If there is any dispute between the Parties with regard to a proposed publication, presentation or other communication regarding this Agreement, such dispute shall be referred to the JSC for resolution.

11.5Relationship to the Confidentiality Agreement. This Agreement supersedes that certain Confidential Disclosure Agreement between the Parties dated February 11, 2015; provided, however, that all “Confidential Information” disclosed or received by the Parties thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement.

11.6Attorney-Client Privilege. Neither Party is waiving, nor will be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges recognized under the applicable Law of any jurisdiction as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The Parties may become joint defendants in proceedings to which the information covered by such protections and privileges relates and may determine that they share a common legal interest in disclosure between them that is subject to such privileges and protections, and in such event, may enter into a joint defense agreement setting forth, among other things, the foregoing principles but are not obligated to do so.

ARTICLE 12

TERM & TERMINATION

12.1Term. The term of this Agreement (the “Term”) shall commence on the Effective Date, and unless terminated earlier as provided in this Article 12, shall continue in full force and effect on a Development Target-by-Development Target basis until expiration of the last-to-expire Royalty Term for any Product with respect to such Development Target in the

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Territory. Upon expiration of this Agreement with respect to a particular Development Target, the licenses to Arcturus Know-How granted to Ultragenyx by Arcturus under this Agreement to Exploit Products with respect to such Development Target shall be fully paid-up, irrevocable and exclusive.

12.2Termination for Breach.

12.2.1Subject to Section 12.2.2, if either Ultragenyx or Arcturus is in material breach or default of any of its obligations hereunder, the non-breaching Party may give written notice to the breaching Party reasonably describing the events or circumstances related to the alleged breach or default, and in the event the breaching Party fails to cure such material breach or default within ninety (90) days after receipt of such notice, the non-breaching Party shall have the right to terminate this Agreement by giving written notice to the breaching Party to such effect. Notwithstanding the foregoing, a Party shall have the right to terminate this Agreement pursuant to this Section 12.2.1: (a) with respect to an individual Target only, if the other Party’s material breach pertains only to such Target, or (b) in its entirety only if such material breach fundamentally frustrates the objectives or transactions contemplated by this Agreement taken as a whole.

12.2.2If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 12.2.1, and such alleged breaching Party provides the other Party notice of such dispute within such ninety (90) day period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 12.2.1 unless and until (i) the dispute resolution process in Section 13.1 has finally determined that the alleged breaching Party has materially breached the Agreement and (ii) such Party fails to cure such breach within sixty (60) days following such final decision; provided that with respect to a determination that a Party has failed to use Commercially Reasonable Efforts in accordance with this Agreement, such breaching Party shall not have such additional cure period under clause (ii). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

12.3Ultragenyx Termination. On a Target-by-Target basis, Ultragenyx will have the right to terminate this Agreement with respect to such Target upon sixty (60) days written notice to Arcturus.

12.4Termination for Patent Challenges. If Ultragenyx or its Affiliate or Sublicensee commences or otherwise, directly or indirectly, pursues (or assists Third Parties to do so) any Challenge of any Patent Right included in the Arcturus Patents, Arcturus shall have the right to terminate the licenses granted to Ultragenyx with respect to such Patent Right being Challenged upon sixty (60) days written notice to Ultragenyx. If Arcturus or its Affiliate or sublicensee commences or otherwise, directly or indirectly, pursues (or assists Third Parties to do so) any Challenge of any Product-Specific Patents or any Patent Rights controlled by Ultragenyx and licensed to Arcturus under this Agreement, Ultragenyx shall have the right to terminate the licenses granted to Arcturus with respect to such Patent Right being Challenged upon sixty (60) days written notice to Arcturus. For the purpose of this Section, “Challenge”

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means any challenge to the validity or enforceability of the applicable Patent Right, including by (i) filing a declaratory judgment action in which the applicable Patent Right is alleged to be invalid or unenforceable, (ii) citing prior art pursuant to 35 U.S.C. §301, filing a request for reexamination of the applicable Patent Right, or provoking or becoming party to an interference with the applicable Patent Right pursuant to 35 U.S.C. §135 or (iii) filing or commencing any reexamination, opposition, cancellation, nullity or similar proceedings against the applicable Patent Right, or petitioning for any form of administrative or judicial (or arbitration) review of the applicable Patent Right, including post-grant review, Inter Partes Review, or opposition proceedings.

12.5 Effect of Termination With Respect to Targets. Upon any early termination (i.e., not upon expiration) of this Agreement in its entirety, or with respect to one or more Targets (such Target(s), the “Terminated Targets”), in addition to any other remedies available at law or in equity:

12.5.1all licenses granted to Ultragenyx under this Agreement with respect to such Terminated Targets will terminate;

12.5.2at Ultragenyx’s expense, unless such termination is by Ultragenyx due to material breach by Arcturus pursuant to Section 12.2, in which case at Arcturus’s request and at its expense, Ultragenyx shall promptly and diligently wind down, according to good clinical practice, any clinical trials that are ongoing for Products with respect to the Terminated Targets at the time of notice of such termination;

12.5.3As promptly as practicable after receiving Arcturus’s written request leading up to a termination of a Terminated Target, Ultragenyx will use commercially reasonable efforts to prepare a list of all agreements that meet the descriptions set forth in this Section 12.5.3 and in Section 12.5.4. Upon request of Arcturus, Ultragenyx will promptly assign to Arcturus all of Ultragenyx’s right, title and interest in and to any agreements between Ultragenyx and Third Parties that specifically pertain to the Development or Commercialization of a Terminated Product and that are assignable by Ultragenyx, subject to assumption by Arcturus of all liabilities and obligations accruing thereunder thereafter including any fees and costs under such agreements and/or relating to such assignment;

12.5.4For any other Third Party agreement that is necessary or reasonably useful for the Development, Manufacture and/or Commercialization of the Terminated Products, upon request of Arcturus, Ultragenyx will use commercially reasonable efforts to extend the benefits to Arcturus, until the sooner of: (a) the end of the nine (9)-month period after the effective date of such termination, and (b) the date when Arcturus enters into a direct agreement with such Third Party, subject to assumption by Arcturus of all obligations thereunder after the effective date of such termination, including any fees and costs under such agreements and/or relating to such extension of benefits to Arcturus;

12.5.5Ultragenyx shall transfer to Arcturus all trademarks and logos, and all goodwill thereof, that are specific to Terminated Products and Controlled by Ultragenyx, including as part of any registrations for such Product, all at Arcturus’s cost and expense;

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12.5.6In the event of termination with respect to a Terminated Target prior to completion of the applicable Collaborative Development, Arcturus shall wind down its activities under the applicable Collaborative Development Plan and shall use commercially reasonable efforts to reallocate its resources to other Collaborative Development activities under this Agreement or to other internal programs or Third Party funded work. Ultragenyx shall pay to Arcturus (i) the FTE Costs for the number of FTEs actually incurred by Arcturus in winding down its activities under the applicable Collaborative Development Plan during the ninety (90) day period beginning on Arcturus’ receipt of notice of termination (or the six (6) month period beginning on Arcturus’ receipt of notice of termination if […***…] or more Targets are terminated prior to completion of the applicable Collaborative Development Plans within a six (6) month period), and (ii) any committed Out-of-Pocket Costs under the applicable Collaborative Development Plan that cannot reasonably be cancelled, such payment obligation being subject to reduction to the extent Arcturus is able to reasonably reallocate any such FTEs and/or Out-of-Pocket Costs to other internal programs or Third Party-funded work prior to the end of such remaining period. Arcturus will use Commercially Reasonable Efforts to reallocate such FTEs;

12.5.7Ultragenyx shall grant (and hereby agrees that such license shall automatically take effect upon such termination) to Arcturus an exclusive, worldwide, royaltybearing, perpetual license, with the right to sublicense through multiple tiers, under all: (i) Product-Specific Technology; (ii) Collaboration Technology; and (iii) other Patent Rights and Know-How that as of the effective date of such termination had been practiced or used by Ultragenyx under this Agreement, in each case to the extent Controlled by Ultragenyx and/or its Affiliates, in each case to Exploit Compounds and Products (where the original Compound or Product exists as of the date of such termination with respect to the Terminated Target) (“Terminated Products”);

12.5.8If mutually agreed by the Parties, (i) Ultragenyx shall transfer to Arcturus the responsibility for the prosecution and maintenance of all Product-Specific Patents that specifically pertain to Compounds and/or Products with respect to the Terminated Target, and Arcturus shall perform such prosecution and maintenance activities in accordance with Section 8.2.2 and (ii) Arcturus shall have the first right to enforce such Product-Specific Patents in a Product Infringement with respect to any Terminated Products in the manner similar to Ultragenyx’s enforcement rights described in Section 8.

12.5.9Arcturus shall pay Ultragenyx royalties on Net Sales of Terminated Products, on a country-by-country basis, until the expiration of the last Valid Claim of the Product-Specific Patents or Patent Rights licensed by Ultragenyx to Arcturus under Section 12.5.8 covering such Terminated Product in such country at the following rates: (i) […***…] percent ([…***…]%) if the applicable Target becomes a Terminated Target prior to the first Optimized Lead Designation for such Terminated Product; (ii) […***…] percent ([…***…]%) if the applicable Development Target becomes a Terminated Target after the first Optimized Lead Designation for such Terminated Product and prior to the first PCC Designation of such Terminated Product; (iii) […***…] percent ([…***…]%) if the applicable Development Target becomes a Terminated Target after the first PCC Designation of such Terminated Product and prior to completion of a Phase 1 Clinical Trial

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for such Terminated Product; (iv) […***…] percent ([…***…]%) if the applicable Development Target becomes a Terminated Target after completion of a Phase 1 Clinical Trial for such Terminated Product and prior to completion of a Pivotal Trial for such Terminated Product; and (v) […***…] percent ([…***…]%) if the applicable Development Target becomes a Terminated Target after completion of a Pivotal Trial for such Terminated Product. For the purposes of this Section 12.5.8, the definition of “ Net Sales” and “First Commercial Sale” shall apply mutatis mutandis to sales of any Terminated Product sold by Arcturus, its Affiliates or sublicensees and the definition of “Valid Claim” shall apply mutatis mutandis to claims of the Patent Rights licensed to Arcturus pursuant to Section 7 and Sections 7.13, 7.14 and 7.15 shall apply to payments to Ultragenyx, applied mutatis mutandis;

12.5.10Ultragenyx shall promptly transfer to Arcturus all available data (including material clinical and preclinical data), information, and Regulatory Filings, INDs and Regulatory Approvals pertaining to Compounds and Products pertaining to the Terminated Target that were in active Development or had been Commercialized at or before the time of termination and in the event of any failure to obtain assignment, Ultragenyx will consent and grant to Arcturus the right to access and reference (without any further action required on the part of Ultragenyx, whose authorization to file this consent with any Regulatory Authority is hereby granted) any such items and information), and Ultragenyx shall transfer to Arcturus all (or, as requested by Arcturus, a specified portion of) available quantities of Compounds and Products pertaining to the Terminated Target at a price equal to Ultragenyx’s fully burdened cost of those supplies. The Parties shall discuss and establish appropriate arrangements with respect to safety data exchange with respect to the Terminated Target;

12.5.11  Ultragenyx shall, for […***…] days after the effective date of termination, at Arcturus’s written request, reasonably assist at its own expense in the orderly and prompt transition of sponsorship and management of clinical trials then being conducted to Arcturus with respect to Products pertaining to the Terminated Targets;

12.5.12 If Ultragenyx was manufacturing, or having manufactured on its behalf, any Product, or the Compounds contained therein, pertaining to the Terminated Target prior to termination, then at Arcturus’s request and upon commercially reasonable pricing terms, until the earlier of: (i) such time as Arcturus has secured another source of Compound or Product pertaining to the Terminated Target that is able to meet Arcturus’s Product quality and quantity requirements; and (ii) […***…] months after such termination, Ultragenyx shall use commercially reasonable efforts to supply, or cause to be supplied, to Arcturus such quantities of Product (or Compound contained therein) pertaining to the Terminated Target as Arcturus may reasonably require for the Exploitation of such Products in the Licensed Field, subject to payment by Arcturus of the agreed upon percentage above Ultragenyx’s fully-burdened cost of such supplies; provided that Arcturus shall use commercially reasonable efforts to secure another source of supply as soon as reasonably practicable;

12.5.13  Upon Arcturus’ request and expense, if a validated manufacturing process for the Terminated Target is in effect and Controlled by Ultragenyx, transfer such manufacturing process for such Terminated Target to Arcturus or its designee, and cooperate with Arcturus to effect the transition of such manufacturing process; and

12.5.14  Ultragenyx will not be required to initiate or continue, any clinical trial as to any Compound or Product pertaining to the Terminated Target in the event of a

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termination of the Agreement. If the Parties agree to transition any clinical trials to Arcturus, Arcturus shall reimburse Ultragenyx for any costs incurred by Ultragenyx in transitioning such clinical trials to Arcturus, and Arcturus shall be responsible for reimbursing Ultragenyx […***…]% of the costs incurred by Ultragenyx prior to such transition in connection with the conduct of such clinical trials. Should Ultragenyx be obligated to any Third Party to pay milestones or royalties with respect to any Compound or Product then, prior to Ultragenyx granting a license to the same to Arcturus hereunder, Arcturus shall agree in writing to pay to Ultragenyx all royalties and milestone payments that become due by Ultragenyx to the Third Party on account of use by Arcturus or its licensee.

12.6Accrued Rights and Obligations; Survival. Termination of this Agreement for any reason shall not release either Party from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination, nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination. The provisions of Articles 1 (to the extent defined terms are contained in the following surviving Articles and Sections), 11 (Confidentiality) and 13 (Miscellaneous), and Section 3.5 (Discontinued Targets), 7.8 (Royalties, solely to the extent accrued during the Term with respect to Ultragenyx’s payment obligations, or as pertaining to Arcturus’s payment obligations under Section 12.5.9), 7.13 (Late Payments, solely to the extent accrued during the Term with respect to Ultragenyx’s payment obligations, or as pertaining to Arcturus’s payment obligations under Section 12.5.9, solely to the extent accrued during the Term with respect to Ultragenyx’s payment obligations, or as pertaining to Arcturus’s payment obligations under Section 12.5.9), 7.14 (Records and Audits, solely to the extent accrued during the Term with respect to Ultragenyx’s payment obligations, or as pertaining to Arcturus’s payment obligations under Section 12.5.9), 7.15 *Taxes, solely to the extent accrued during the Term with respect to Ultragenyx’s payment obligations, or as pertaining to Arcturus’s payment obligations under Section 12.5.9), 8.1 (Intellectual Property Ownership), 9.5 (Disclaimer), 10.1 (Indemnity), 10.2 (Limitation of Damages), 12.5 (Effect of Termination With Respect to Targets), and 12.6 (Accrued Rights and Obligations; Survival), shall survive expiration or termination of this Agreement for any reason.

ARTICLE 13

MISCELLANEOUS

13.1Dispute Resolution. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement, including any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation, application, enforcement, termination or validity of this Agreement (each, a “Dispute”), then upon the request of either Party by written notice, the Parties agree to first meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Parties’ respective Designated Executive Officers. If the matter is not resolved within […***…] days following the written request for

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discussions, either Party may then invoke the alternative dispute resolution provisions set forth in Exhibit E.

13.2Governing Law. This Agreement and its effect are subject to and shall be construed and enforced in accordance with the law of the State of California, without regard to its conflicts of laws, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue shall be determined in accordance with the laws of the country in which such patent was issued, and except with respect to any issue of inventorship of any Collaboration Technology, which shall be determined in accordance with U.S. federal law.

13.3Entire Agreement; Amendment. This Agreement and all Exhibits attached to this Agreement and each Collaborative Development Plan, constitute the entire agreement between the Parties as to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings with respect to the subject matter of this Agreement are hereby superseded and merged into, extinguished by and completely expressed by this Agreement. None of the Parties shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No amendment, supplement or other modification to any provision of this Agreement shall be binding unless in writing and signed by all Parties.

13.4Successors and Assigns. Neither this Agreement nor any of the rights or obligations created herein may be assigned by either Party, in whole or in part, without the prior written consent of the other Party, not to be unreasonably withheld or delayed except that either Party shall be free to assign this Agreement (a) to an Affiliate of such Party, provided that such Party shall remain liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate, or (b) in connection with any merger, sale of such Party or sale of all or substantially all of the assets or stock of the Party that relate to this Agreement, without the prior consent of the non-assigning Party. This Agreement shall bind and inure to the benefit of the successors and permitted assigns of the Parties hereto. Any assignment of this Agreement in contravention of this Section 13.4 shall be null and void.

In the event that either Arcturus or Ultragenyx is acquired in a Change of Control Transaction by a Third Party (such Third Party, hereinafter referred to as an “Acquirer”), then the intellectual property of such Acquirer held or developed by such Acquirer prior to or after such acquisition (other than intellectual property developed by such Acquirer in the course of conducting the acquired Party’s activities under this Agreement) shall be excluded from the Arcturus Technology, and any technology licensed by Ultragenyx to Arcturus under this Agreement, as applicable (each, as applicable, the “Acquired Party’s IP”), and such Acquirer (and Affiliates of such Acquirer which are not controlled by (as defined under the Affiliate definition in Article 1) the acquired Party) shall be excluded from the Affiliate definition solely for purposes of the Acquired Party’s IP. For clarity, any intellectual property developed by an Acquirer in the course of conducting the acquired Party’s activities under this Agreement shall be included within such Acquired Party’s IP to the extent such intellectual property would have been so included had it been developed by such acquired Party. For further clarity, the Acquirer has sole discretion as to whether it will contribute its intellectual property or know-how to the acquired Party’s activities and such Acquired Party’s IP.

51.

13.5Section 365(n) of the Bankruptcy Code. All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code to the extent permitted thereunder. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. Upon the bankruptcy of any Party, the nonbankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as approp1iate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

13.6Independent Contractors. The relationship between Arcturus and Ultragenyx created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

13.7Notice. All notices or communication required or permitted to be given by either Party hereunder shall be deemed sufficiently given if delivered in person, mailed by registered mail or certified mail, return receipt requested, or sent by overnight courier, such as Federal Express, to the other Party at its respective address set forth below or to such other address as one Party shall give notice of to the other from time to time hereunder. Mailed notices shall be deemed to be received on the third (3rd) business day following the date of mailing. Notices sent by overnight courier shall be deemed received the day delivered by the courier (provided it maintains a record tracking the date of delivery). Notices delivered in person shall be deemed received as of the date of delivery.

If to Ultragenyx:	Ultragenyx Pharmaceutical Inc. 60 Leveroni Court Novato, CA 94949 Attn: Chief Business Officer

If to Arcturus:	Arcturus Therapeutics, Inc. 10628 Science Center Drive, Suite 200 San Diego, CA 92121 Attn: Chief Executive Officer

13.8Compliance With Law; Severability. Nothing in this Agreement shall be construed to require the commission of any act contrary to Law. If any one or more provisions of this Agreement is held to be invalid, illegal or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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13.9Non-Use of Names. Ultragenyx shall not use the name, trademark, logo, or physical likeness of Arcturus or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Arcturus’s prior written consent. Ultragenyx shall require its Affiliates to comply with the foregoing. Arcturus shall not use the name, trademark, logo, or physical likeness of Ultragenyx or any of its officers, directors or employees, or any adaptation of any of them, in any advertising, promotional or sales literature, without Ultragenyx’s prior written consent.

13.10Waivers. A Party’s consent to or waiver, express or implied, of any other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of such breaching Party. A Party’s failure to complain of any act, or failure to act, by the other Party, to declare the other Party in default, to insist upon the strict performance of any obligation or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof, no matter how long such failure continues, shall not constitute a waiver by such Party of its rights hereunder, of any such breach, or of any other obligation or condition. A Party’s consent in any one instance shall not limit or waive the necessity to obtain such Party’s consent in any future instance and in any event no consent or waiver shall be effective for any purpose hereunder unless such consent or waiver is in writing and signed by the Party granting such consent or waiver.

13.11Headings; Exhibits. Article and Section headings used herein are for convenient reference only, and are not a part of this Agreement. All Exhibits are incorporated herein by this reference.

13.12Interpretation. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. All references to a “business day” or “business days” in this Agreement means any day other than a day which is a Saturday, a Sunday or any day banks are authorized or required to be closed in the United States. The language in all parts of this Agreement shall be deemed to be the language mutually chosen by the Parties. The Parties and their counsel have cooperated in the drafting and preparation of this Agreement, and this Agreement therefore shall not be construed against any Party by virtue of its role as the drafter thereof.

13.13Counterparts. This Agreement may be executed in counterparts by a single Party, each of which when taken together shall constitute one and the same agreement, and may be executed through the use of facsimiles or .pdf documents.

[Signature page follows]

53.

In Witness Whereof, the Parties have executed this Agreement as of the date first set forth above.

Ultragenyx Pharmaceutical Inc.		Arcturus Therapeutics, Inc.

By:	/s/ Emil Kakkis	By:	/s/ Joseph E. Payne
Name:	Emil Kakkis	Name:	Joseph E. Payne
Title:	CEO	Title:	President & CEO

Exhibit List

Exhibit A – Arcturus Patents

Exhibit B – Development Targets

Exhibit C – Reserved Targets

Exhibit D – Collaborative Development Plans

Exhibit E – Dispute Resolution

Exhibit F – Ultragenyx Pipeline Targets

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Exhibit A

Arcturus Patents

[…***…]

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Exhibit B

Development Targets

[…***…]

***Confidential Treatment Requested

57.

Exhibit C

Reserved Targets

[…***…]

***Confidential Treatment Requested

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Exhibit D

Collaborative Development Plans

[…***…]

***Confidential Treatment Requested

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Exhibit E

Dispute Resolution

1.The alternative dispute resolution shall be conducted as binding arbitration by a panel of […***…] persons experienced in the pharmaceutical business in accordance with the JAMS Rules. Within […***…] days after initiation of an arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within […***…] days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the JAMS. The place of arbitration shall be San Francisco, California, and all proceedings and communications shall be in English.

2.Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award any damages excluded by Section 10.2. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrators’ fees and any administrative fees of arbitration.

3.Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable statute of limitations under the laws of the State of California.

4.The Parties agree that, in the event of a good faith dispute over the nature or quality of performance under this Agreement, neither Party may unilaterally terminate this Agreement until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

5.During the pendency of any arbitration the Parties shall continue to perform their respective obligations under this Agreement. To the extent that such performance involves any matter which is the subject of the dispute, claim or controversy being arbitrated, the Parties shall continue performance of such matter under this Agreement in such a manner as to the fullest extent possible maintain the status quo of the Parties with respect to the disputed matter.

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Exhibit F

Ultragenyx Pipeline Targets

[…***…]

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***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

FIRST AMENDMENT

TO

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This First Amendment to Research Collaboration and License Agreement (this “First Amendment”) is effective as of October 17, 2017 (“First Amendment Effective Date”), by and between Ultragenyx Pharmaceutical Inc., a Delaware corporation having an address at 60 Leveroni Court, Novato, CA, 94949 (“Ultragenyx”) and Arcturus Therapeutics, Inc., a Delaware corporation having an address at 10628 Science Center Drive, Suite 200, San Diego, CA 92121 (“Arcturus”), and amends that certain Research Collaboration and License Agreement between the Parties, dated October 26, 2015 (the “Original Agreement”).

The Parties, for their mutual benefit, now wish to amend the Original Agreement.  Capitalized terms herein used which are not herein defined shall have the respective meanings ascribed to them in the Original Agreement.  All references to the term “Agreement” in the Original Agreement shall be deemed to include all of the terms and conditions of this First Amendment.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and of the mutual agreements made herein, the Parties agree as follows:

1.	Amendments. The Parties agree to amend the Original Agreement as follows:

(a)Extension of Reserved Target Exclusivity Period.  The Parties desire to extend the duration of the Reserved Target Exclusivity Period by one (1) year.  Accordingly, the words “second (2nd)” in the second sentence of Section 3.3.3 of the Original Agreement are hereby deleted and replaced with the words “third (3rd)”.  In consideration for this extension of the Reserved Target Exclusivity Period, Ultragenyx will pay to Arcturus a one-time payment of […***…]* within fifteen (15) days after the First Amendment Effective Date.

(b)Arcturus Patents.  The following is hereby inserted at the end of Section 8.2.3: “Arcturus shall provide Ultragenyx reasonable opportunity to review and comment on its filing and prosecution efforts of pending Arcturus Patents that relate to UNA Oligomer Chemistry and that have disclosures and/or claims which Cover a Product.  Arcturus shall consider Ultragenyx’s comments in good faith.”

2.Counterparts.  This First Amendment may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument.  Once signed, any reproduction of this First Amendment made by reliable means (e.g., photocopy, portable document format (PDF) or facsimile) is considered an original.

3.No Other Amendments.  Except as herein set forth, the Original Agreement has not been modified and, as amended by this First Amendment, remains in full force and effect.

[Signatures on Following Page]

***Confidential Treatment Requested

In Witness Whereof, the duly authorized representatives of the Parties have executed this First Amendment effective as of the First Amendment Effective Date.

Ultragenyx Pharmaceutical Inc.		Arcturus Therapeutics, Inc.

By:	/s/ Emil Kakkis	By:	/s/ Joseph E. Payne
Name:	Emil Kakkis	Name:	Joseph E. Payne
Title:	CEO	Title:	President & CEO

***Text Omitted and Filed Separately

with the Securities and Exchange Commission.

Confidential Treatment Requested

Under 17 C.F.R. Sections 200.80(b)(4) and Rule 24b-2

SECOND AMENDMENT

TO

RESEARCH COLLABORATION AND LICENSE AGREEMENT

This Second Amendment To Research Collaboration And License Agreement (the “Second Amendment”) is effective as of April 20, 2018 (“Second Amendment Effective Date”), by and between Ultragenyx Pharmaceutical Inc., a Delaware corporation having an address at 60 Leveroni Court, Novato, CA, 94949 (“Ultragenyx”) and Arcturus Therapeutics, Inc., a Delaware corporation having an address at 10628 Science Center Drive, Suite 250, San Diego, CA 92121 (“Arcturus”), and amends that certain Research Collaboration and License Agreement between the Parties, dated October 26, 2015, as amended on October 17, 2017 (the “License Agreement”).

The Parties, for their mutual benefit, now wish to amend the License Agreement. Capitalized terms used herein which are not defined shall have the respective meanings ascribed to them in the License Agreement.  All references to the term “Agreement” in the License Agreement shall be deemed to include all of the terms and conditions of this Second Amendment.

NOW, THEREFORE, in consideration of good and valuable consideration the receipt and sufficiency of which is hereby acknowledged and of the mutual agreements made herein, the Parties hereby agree as follows:

1.	Reserve Target Exclusivity

(a)Section 3.3.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“3.3.3Reserved Target Exclusivity. With respect to each Reserved Target, during the Reserved Target Exclusivity Period, Arcturus shall not conduct or participate in, or advise, assist or intentionally enable any Third Party to conduct or participate in the preclinical or clinical development, manufacture or commercialization of (a) any product containing mRNA, including Modified mRNA, or UNA Oligomer with respect to such Reserved Target, or (b) without offering Ultragenyx the right of first negotiation described in Section 3.3.3(a), any other RNA Product or a product utilizing the LUNAR Delivery Technology with respect to such Reserved Target. The foregoing restriction shall expire on the earlier of (i) […***…], or (ii) […***…] (such period for each Reserved Target, the “Reserved Target Exclusivity Period”), provided, that the Reserved Target Exclusivity Period may be extended, upon written notice to Arcturus, on a Reserved Target-by-Reserved Target basis for up to […***…] additional […***…] year period(s) by paying the Exclusivity Extension Fee pursuant to Section 7.3. For clarity, Section 3.3.1 and not this Section 3.3.3 shall apply to any Reserved Target that becomes a Development Target pursuant to Section 3.1.2 or Section 3.1.3.

(a)Right of First Negotiation.  On a Reserved Target-by-Reserved Target basis, during the corresponding Reserved Target Exclusivity Period, Arcturus hereby grants Ultragenyx an exclusive right of first negotiation to obtain an exclusive license to Exploit RNA Products or a product utilizing the LUNAR Delivery Technology with respect to such Reserved Target within the Territory (each, a “Reserved Target ROFN”) as further described herein.  Arcturus shall provide written notice to Ultragenyx promptly upon Arcturus’ decision to seek a

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partner for the research, development and/or commercialization of any RNA Product or a product utilizing the LUNAR Delivery Technology with respect to such Reserved Target (“Reserved Target ROFN Notice”). Ultragenyx shall have […***…] days from its receipt of the Reserved Target ROFN Notice to notify Arcturus if Ultragenyx desires to exercise its Reserved Target ROFN with respect to such Reserved Target and upon such notice from Ultragenyx, Arcturus and Ultragenyx will negotiate such rights in good faith for a period of […***…] days (the “Reserved Target ROFN Negotiation Period”). If, at the end of the Reserved Target ROFN Negotiation Period, Arcturus and Ultragenyx are unable to reach agreement on such terms, or if Ultragenyx does not notify Arcturus of its interest in such Reserved Target during such […***…] day period, Arcturus shall be free to grant a license or enter into any other arrangement with a Third Party to Exploit RNA Products or a product utilizing the LUNAR Delivery Technology with respect to such Reserved Target.”

2.	Collaborative Development

(a)Section 4.1 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“4.1Collaborative Development Plan.  The JSC shall establish a Collaborative Development Plan with respect to each Development Target (including the allocation of activities between the Parties), as well as the corresponding Budget and timeline of activities. The Collaborative Development Plans and Budgets for the Development Targets as of the Effective Date are attached hereto as Exhibit D.  The Parties intend that the Collaborative Development Plan shall address activities prior to the first PCC Designation of the first Product candidate with respect to such Target.  Each Collaborative Development Plan shall set forth the Opt-In Data Package.  “Opt-In Data Package” means the data and materials to be provided by Arcturus to Ultragenyx for the purpose of enabling Ultragenyx to make an informed decision regarding its option, which data and materials shall be described in each Collaborative Development Plan, as may be updated from time to time by the JSC.”

3.	Financial Terms

(a)Option Exercise Fee.  Section 7.6 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“7.6Option Exercise Fee. For each Development Target for which Ultragenyx exercises its option under Section 5.2, within […***…] days after such option exercise, Ultragenyx shall pay Arcturus a one-time, non-refundable, non-creditable option exercise fee, in the amount of: (a) […***…] USD ($[…***…]) for each of the first […***…] Development Targets for which Ultragenyx exercises such option, if any; (b) […***…] USD ($[…***…]) for the […***…] Development Target for which Ultragenyx exercises such option, if any; (c) […***…] USD ($[…***…]) for the […***…] Development Target for which Ultragenyx exercises such option, if any; (d) […***…] USD ($[…***…]) for the […***…] through […***…] Development Target for which Ultragenyx exercises such option, if any.  On a Development Target-by-Development Target basis, in the event that the Exploitation of Products with respect to such Development Target does not utilize (x) the LUNAR Nanoparticle Delivery Technology Covered by either an Arcturus Patent and/or a Product-Specific Patent, (y)

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another RNA delivery technology Covered by an Arcturus Patent, or (z) a Nucleic Acid Chemistry Technology Covered by an Arcturus Patent […***…], then in each case the option exercise fee with respect to such Development Target shall be reduced by […***…] percent ([…***…]%). “Nucleic Acid Chemistry Technology” means technologies related to the chemical and enzymatic modification of nucleobases and does not include improvements related to codon-optimization, modification of the 5’ cap structure, use of alternative 5’ or 3’ sequences, modification of the 5’ untranslated region or 3’ untranslated region, or variations in polyA tail sequence or length.”

(b)Milestones.  Section 7.7.3 of the License Agreement is hereby deleted in its entirety and replaced with the following:

“7.7.3No Use of Arcturus Delivery Technology or Nucleic Acid Chemistry Technology.  On a Product-by-Product basis, in the event that the Exploitation of a Product in any given country within the Territory does not utilize (a) the LUNAR Nanoparticle Delivery Technology Covered by either an Arcturus Patent and/or a Product-Specific Patent, (b) another RNA delivery technology Covered by an Arcturus Patent, or (c) a Nucleic Acid Chemistry Technology Covered by an Arcturus Patent […***…], then in each case the corresponding milestone payment(s) set forth in Section 7.7.1 and 7.7.2 payable in such country with respect to such Product shall be reduced by […***…] percent ([…***…]%).”

(c)Royalties.  Section 7.8.4(c) of the License Agreement is hereby deleted in its entirety and replaced with the following:

“(c)No Use of Arcturus Delivery Technology or Nucleic Acid Chemistry Technology that results in an increase in mRNA half-life. On a Product-by-Product basis, in the event that a Selling Party’s sale of Product does not utilize (a) the LUNAR Nanoparticle Delivery Technology Covered by any Arcturus Patent or Product-Specific Patent, (b) another RNA delivery technology Covered by an Arcturus Patent, or (c) a Nucleic Acid Chemistry Technology Covered by an Arcturus Patent […***…], then in each case the royalty rates set forth in Section 7.8.1 with respect to Net Sales for such Product in such country shall be reduced by […***…] percent ([…***…]%) of what would otherwise have been due in the absence of such reduction.”

4.	Miscellaneous

(a)No Other Amendments. Except as herein set forth, the License Agreement has not been modified and, as amended by this Second Amendment, remains in full force and effect.

(b)Entire Agreement.  The License Agreement as modified by this Second Amendment is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to its subject matter.  They supersede all prior and contemporaneous agreements and communications, whether written or oral, of the Parties regarding this subject matter.

(c)Severability.  If any one or more provisions of this Second Amendment is held to be invalid, illegal, or unenforceable, the affected provisions of this Agreement shall be curtailed and limited only to the extent necessary to bring it within the applicable legal requirements and the validity, legality, and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

***Confidential Treatment Requested

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(d)Counterparts. This Second Amendment may be executed in counterparts, each of which will be considered an original, but all of which together will constitute the same instrument. Once signed, any reproduction of this Second Amendment made by reliable means (e.g., photocopy, portable document format (PDF) or facsimile) is considered an original.

{Signatures On Following Page}

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In Witness Whereof, the duly authorized representatives of the Parties have executed this Second Amendment effective as of the Second Amendment Effective Date.

Ultragenyx Pharmaceutical Inc.		Arcturus Therapeutics, Inc.

By:	/s/ Thomas Kassberg	By:	/s/ Mark Herbert
Name:	Thomas Kassberg	Name:	Mark Herbert
Title:	Chief Business Officer	Title:	Interim President

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